Exhibit 99.4
SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth a summary of our selected consolidated financial data. We derived the selected consolidated financial data as of January 3, 2009 and December 29, 2007 and for the years ended January 3, 2009, December 29, 2007, and December 30, 2006 from our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K. The selected consolidated financial data as of December 30, 2006, December 31, 2005, and January 1, 2005, and for the years ended December 31, 2005 and January 1, 2005 have been derived from our financial statements for such years, which are not included in this Current Report on Form 8-K. Amounts from these previously audited financial statements have been revised to reflect the reclassifications required as a result of our adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, for which the related reclassification for such years have not been audited, as well as the reclassification of certain businesses as discontinued operations, for which the related reclassifications have not been audited for the year ended January 1, 2005.

We derived the selected consolidated financial data for the half years ended June 20, 2009 and June 14, 2008 from our unaudited condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the half years ended June 20, 2009 and June 14, 2008 are not necessarily indicative of the results that may be expected for the entire year.

The selected consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this Current Report on Form 8-K.

	Half Year Ended		Fiscal Year Ended
	June 20,	June 14,	January 3,	December 29,	December 30,	December 31,	January 1,
	2009	2008	2009	2007	2006	2005	2005
	(Dollars in millions, except per share and share data in thousands)

Summary of Operations:(1)(2)
Revenues, net	$3,311	$3,723	$7,620	$6,821	$5,991	$5,638	$5,093
Operating income	231	175	275	149	136	229	308
Income (loss) from continuing operations, net of income taxes	123	152	147	(38)	(40)	48	137
Income (loss) from discontinued operations, net of income taxes	—	1	(27)	(16)	(50)	(1)	5
Gain on disposal of discontinued operations, net of income taxes	2	—	3	—	3	—	—
Net income (loss)	125	153	123	(54)	(87)	47	142
Less: Net income attributable to noncontrolling interests(3)	(2)	(1)	(2)	(3)	(3)	(3)	(7)
Net income (loss) attributable to Dole Food Company, Inc.(3)	123	152	121	(57)	(90)	44	135
Other Financial Metrics:(1)(3)
EBIT(4)	$228	$177	$273	$161	$158	$236	$313
Adjusted EBITDA(4)	266	233	412	335	293	371	458
Adjusted EBITDA margin(5)	8.0%	6.3%	5.4%	4.9%	4.9%	6.6%	9.0%

	Half Year Ended		Fiscal Year Ended
	June 20,	June 14,	January 3,	December 29,	December 30,	December 31,	January 1,
	2009	2008	2009	2007	2006	2005	2005
	(Dollars in millions)

Balance Sheet and Other Information:(3)
Working capital (current assets less current liabilities)	$492	$610	$531	$694	$688	$538	$425
Total assets	4,224	4,758	4,365	4,643	4,612	4,413	4,327
Long-term debt (excludes current portion)	1,576	1,961	1,799	2,316	2,316	2,001	1,837
Total debt	2,011	2,405	2,204	2,411	2,364	2,027	1,869
Total shareholders’ equity	555	519	433	355	366	644	705
Cash dividends declared and paid to parent	—	—	—	—	164	77	20
Proceeds from sales of assets and businesses, net	59	32	226	42	31	19	11
Capital additions from continuing operations	18	24	74	104	115	141	95
Depreciation and amortization from continuing operations	55	64	138	151	144	144	138

(1)	Discontinued operations for the periods presented relate to the reclassification of the Company’s fresh-cut flowers and North American citrus and pistachio operations to discontinued operations during 2008 and 2007, respectively, the sale of the Company’s Pacific Coast Truck operations during 2006 and the resolution during 2005 of a contingency related to the 2001 disposition of the Company’s interest in Cerveceria Hondureña, S.A.

(2)	Dole sold its JP Fresh and Dole France subsidiaries during the fourth quarter of 2008 to Compagnie Fruitiere Paris, an equity method affiliate. The historical periods presented include the results of these entities as part of the Fresh Fruit operating segment.

(3)	Dole adopted FASB Statement No. 160, or FAS 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, during the first quarter of 2009. Historical periods presented have been reclassified to conform to the 2009 presentation.

(4)	EBIT is calculated by adding back interest expense and income taxes to income (loss) from continuing operations. Adjusted EBITDA is calculated by adding depreciation and amortization from continuing operations to EBIT, by adding the net unrealized loss or subtracting the net unrealized gains on certain derivative instruments to EBIT (foreign currency and bunker fuel hedges and the cross currency swap), by adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations to EBIT, and by subtracting the gain on asset sales from EBIT. During the first quarter of 2007, all of the Company’s foreign currency and bunker fuel hedges were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, and these designations were changed during the second quarter of 2007. Beginning in the second quarter of 2007, all unrealized gains and losses related to these instruments have been recorded in the consolidated statement of operations. During 2008, Dole initiated an asset sale program in order reduce the leverage of the Company with proceeds generated from the sale of non-core assets during the 2008 fiscal year and the six months ended June 20, 2009. Gains on asset sales for periods prior to the fiscal year ended January 3, 2009 were not material.

EBIT and Adjusted EBITDA are not calculated or presented in accordance with GAAP and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. Further, EBIT and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. However, we have included EBIT and Adjusted EBITDA herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for us. In addition, EBIT and Adjusted EBITDA are presented because our management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of our Company. Management internally uses EBIT and Adjusted EBITDA for decision making and to evaluate our performance. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Current Report on Form 8-K for further information regarding the use of non-GAAP measures. EBIT and Adjusted EBITDA are calculated as follows:

	Half Year Ended		Fiscal Year Ended
	June 20,	June 14,	January 3,	December 29,	December 30,	December 31,	January 1,
	2009	2008	2009	2007	2006	2005	2005
	(Dollars in millions)

Income (loss) from continuing operations	$123	$152	$147	$(38)	$(40)	$48	$137
Interest expense	88	85	174	195	175	143	152
Income taxes	17	(60)	(48)	4	23	45	24

EBIT	228	177	273	161	158	236	313

Depreciation and amortization from continuing operations	55	64	138	151	144	144	138
Net unrealized (gain) loss on derivative instruments	(7)	6	49	22	(20)	—	—
Foreign currency exchange (gain) loss on vessel obligations	7	(2)	(21)	1	11	(9)	7
Gain on asset sales	(17)	(12)	(27)	—	—	—	—

Adjusted EBITDA	$266	$233	$412	$335	$293	$371	$458

(5)	Adjusted EBITDA margin is defined as the ratio of Adjusted EBITDA to net revenues. We present Adjusted EBITDA margin because management believes that it is a useful performance measure for us.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our consolidated financial statements and the related notes and other financial information included in this Current Report on Form 8-K. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Current Report on Form 8-K.

General Overview

We are the world’s leading producer, marketer and distributor of fresh fruit and fresh vegetables, including an expanding line of value-added products. In the markets we serve, we hold the number 1 or number 2 market share position in our key product categories, including bananas, packaged salads and packaged fruit. For the last twelve months ended June 20, 2009, we had revenues of approximately $7.2 billion, Adjusted EBITDA of approximately $445 million and net income attributable to Dole Food Company, Inc. of approximately $92 million.

We provide wholesale, retail and institutional customers around the world with high quality food products that bear the DOLE® trademarks. We believe the DOLE trademarks and our products have global appeal as they offer value and convenience, while also benefiting from the growing focus on health and wellness among consumers worldwide.

Founded in 1851, we have built a fully-integrated operating platform that allows us to source, grow, process, market and distribute our nearly 200 products in more than 90 countries. We source our products worldwide both directly on Dole-owned or leased land and through associated producer and independent grower arrangements under which we provide varying degrees of farming, harvesting, packing, shipping and marketing services. We then use our global cold storage supply chain that features the largest dedicated refrigerated containerized fleet in the world, as well as an extensive network of packaging, ripening and distribution centers, to deliver fresh Dole products to market.

We believe we are well-positioned to take advantage of worldwide growth opportunities in each of our product segments. Unlike multi-branded companies, all of our products carry the DOLE label, making DOLE one of the most recognizable brands in the world. Our brand is placed in key aisles throughout supermarkets, including center aisles with canned fruit and fruit cups, the frozen section with our growing line of frozen fruits, outer aisles in the refrigerated juice section, as well as the refrigerated salad section and the fresh produce section. In addition, we believe that our well-developed, state of the art infrastructure provides us with cost and scale benefits and is a strong platform from which we can meet worldwide demand for our products.

We anticipate the following factors will contribute to growth in revenues and unit sales:

In our fresh fruit segment, our worldwide refrigerated supply chain, and the management of this platform, are core competencies and will contribute to future growth. We believe that as the world economies improve, the consumption of fresh fruit and bananas will increase along with per capita income. In particular, demand in Eastern Europe, Russia, the Middle East and China is expected to grow at a much faster rate than elsewhere in the years ahead. We are well positioned to capitalize on these trends based on our growing worldwide distribution network supported by our integrated refrigerated supply chain and refrigerated shipping fleet.

In our fresh vegetables segment, we believe that operational improvements position us for future growth and increased profitability. The improvements, including the recent opening of our East Coast production facility, the introduction of a series of new salad products and increased consumer promotions, will contribute to the future growth of our fresh vegetables segment.

In our packaged foods segment, we have a line of multi-serve fruit in plastic jars and an expanding line of frozen fruit products. Based on our packaged foods product portfolio, we believe we will continue to benefit from consumers’ growing focus on health, wellness and convenience worldwide. Growth in our packaged foods segment is expected to come from our pipeline of new products in North America and growing international markets.

Non-GAAP Financial Measures

EBIT and Adjusted EBITDA are measures commonly used by financial analysts in evaluating the performance of companies. EBIT is calculated by adding back interest expense and income taxes to income (loss) from continuing operations. Adjusted EBITDA is calculated by adding depreciation and amortization from continuing operations to EBIT, by adding the net unrealized loss or subtracting the net unrealized gains on certain derivative instruments to EBIT (foreign currency and bunker fuel hedges and the cross currency swap), by adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations to EBIT, and by subtracting the gain on asset sales from EBIT. During the first quarter of 2007, all of the Company’s foreign currency and bunker fuel hedges were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, and these designations were changed during the second quarter of 2007. Beginning in the second quarter of 2007, all unrealized gains and losses related to these instruments have been recorded in the consolidated statement of operations. During 2008, Dole initiated an asset sale program in order reduce the leverage of the Company with proceeds generated from the sale of non-core assets during the 2008 fiscal year and the half year ended June 20, 2009. Gains on asset sales for periods prior to the fiscal year ended January 3, 2009 were not material.

EBIT and Adjusted EBITDA are not calculated or presented in accordance with GAAP and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. Further, EBIT and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. However, we have included EBIT and Adjusted EBITDA herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for us. In addition, EBIT and Adjusted EBITDA are presented because our management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of our Company. Management internally uses EBIT and Adjusted EBITDA for decision making and to evaluate our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	it does not reflect cash outlays for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, working capital;

•	it does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;

•	it does not reflect income tax expense or the cash necessary to pay income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•	other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than as presented in this Current Report on Form 8-K, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA and the related ratios presented throughout this Current Report on Form 8-K should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as EBIT and Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. These rules require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which our management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•	exclusion of charges or liabilities that require cash settlement or would have required cash settlement absent an ability to settle in another manner, from non-GAAP liquidity measures;

•	adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to recur; and

•	presentation of non-GAAP financial measures on the face of any financial information.

For a reconciliation of EBIT and Adjusted EBITDA to its most directly comparable GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Supplemental Financial Information”.

Results of Operations

Second Quarter and First Half of 2009

Overview

Significant highlights for our quarter and half year ended June 20, 2009 were as follows:

•	We reduced our total net debt outstanding by $145 million during the second quarter of 2009. Total net debt is defined as total debt less cash and cash equivalents. Over the last five quarters, we reduced our total net debt outstanding by $480 million, or 20%, as a result of monetizing non-core assets, cost cutting initiatives and improved earnings. Net debt at the end of the second quarter of 2009 was $1.9 billion and there were no amounts outstanding under our asset based revolving credit facility of $350 million, or ABL revolver.

•	Cash flows provided by operating activities for the first half of 2009 were $209.3 million compared to cash flows used in operating activities of $2.6 million during the first half of 2008. Cash flows provided by operating activities increased primarily due to higher operating income and better working capital management.

•	Net revenues for the second quarter of 2009 were $1.7 billion compared to $2 billion in the second quarter of 2008. The primary reasons for the decrease were the sale of our divested businesses, and unfavorable foreign currency exchange movements in selling locations.

•	Excluding the net impact of unrealized hedging activity and gains on asset sales, operating income totaled $107.1 million in the second quarter of 2009, an improvement of $5.8 million, or 6%, over the second quarter of 2008. Excluding the net impact of unrealized hedging activity and gains on asset sales, operating income totaled $200.8 million for the first half of 2009, an increase of 29% over the first half of 2008.

•	During the second quarter of 2009, fresh fruit earnings excluding unrealized hedging activity and gains on asset sales were $103 million, an improvement of approximately $1 million compared to strong 2008 operating results. Favorable market pricing worldwide offset increases in costs due to unfavorable weather conditions in Latin America.

•	Excluding the net impact of unrealized hedging activity, packaged foods operating performance improved by $9.5 million during the second quarter of 2009. Earnings grew due to improved pricing and lower product and distribution costs.

•	Packaged salads operating results in the second quarter of 2009 improved over the prior year as improved utilization and more efficient distribution were offset by increased marketing, general and administrative expenditures. Commodity vegetables earnings decreased over the prior year mainly due to lower pricing for celery and strawberries.

•	During the first quarter of 2009, we closed the first phase of the sale of our fresh-cut flowers business, closed the sale of certain banana properties in Latin America and closed the sale of certain vegetable properties in California. We received net cash proceeds of approximately $83 million from these three transactions.

•	During the third quarter of 2009, we signed letters of intent to sell certain operating properties in Latin America for approximately $68 million. We anticipate that the sales of these properties will not have a significant impact on ongoing earnings.

•	There were also favorable developments in legal proceedings:

•	On June 17, 2009, Los Angeles Superior Court Judge Chaney dismissed with prejudice two remaining lawsuits brought on behalf of Nicaraguan plaintiffs who had falsely claimed they were sterile as a result of exposure to DBCP on Dole-contracted Nicaraguan banana farms, finding that the plaintiffs, and certain of their attorneys, fabricated their claims, engaged in a long-running conspiracy to commit a fraud on the court, used threats of violence to frighten witnesses and suppress the truth, and conspired with corrupt Nicaraguan judges, depriving us and the other companies of due process.

•	On June 9, 2009, the First Circuit Court of Hawaii dismissed the Patrickson case, which had involved ten plaintiffs from Honduras, Costa Rica, Ecuador and Guatemala, finding that their DBCP claims were time-barred by the statute of limitations.

•	In seven cases pending in Los Angeles involving 672 claimants from Ivory Coast, where we did not operate when DBCP was in use, on July 17, 2009, plaintiffs’ counsel filed a motion to withdraw as counsel of record in response to a witness who has come forward alleging fraud.

•	On July 7, 2009, the California Second District Court of Appeals issued an order to show cause why the $1.58 million judgment issued against us in 2008 should not be vacated and judgment be entered in defendants’ favor on the grounds that the judgment was procured through fraud.

Selected Results for the Second Quarter and First Half of 2009 and 2008

Selected results of operations for the quarters and half years ended June 20, 2009 and June 14, 2008 were as follows:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues, net	$1,714,722	$1,994,943	$3,311,312	$3,723,288
Operating income	108,331	121,664	231,430	175,024
Other income (expense), net	(33,046)	23,653	(11,094)	(5,058)
Interest expense	(50,242)	(41,245)	(87,788)	(84,742)
Income taxes	(8,963)	69,577	(17,011)	60,200
Income from discontinued operations, net of income taxes	265	4,318	387	1,497
Gain on disposal of discontinued operations, net of income taxes	—	—	1,308	—
Net income attributable to Dole Food Company, Inc.	20,145	180,754	122,965	151,809

Second Quarter and First Half of 2009 vs. Second Quarter and First Half of 2008

Revenues.  For the quarter ended June 20, 2009, revenues decreased 14% to $1.7 billion from $2 billion for the quarter ended June 14, 2008. Excluding second quarter 2008 sales from our divested businesses, sales decreased 9%. Lower sales were reported in all of our three operating segments. The decrease in fresh fruit sales was attributable to lower sales in the European ripening and distribution business and Chilean deciduous fruit operations. Fresh vegetables sales decreased due to lower pricing for celery and strawberries and lower volumes sold of romaine lettuce and packaged salads. Packaged foods sales decreased due to lower worldwide volumes sold of FRUIT BOWLStm, fruit in jars and frozen fruit. Net unfavorable foreign currency exchange movements in our selling locations resulted in lower revenues of approximately $98 million. These decreases were partially offset by higher sales of bananas resulting from higher local pricing worldwide and improved volumes sold in North America and Asia.

For the half year ended June 20, 2009, revenues decreased 11% to $3.3 billion from $3.7 billion for the half year ended June 14, 2008. Lower sales were reported in all three of our operating segments. The decrease in fresh fruit, fresh vegetables and packaged foods revenues was due primarily to the same factors that impacted the quarter. Net unfavorable foreign currency exchange movements in our selling locations resulted in lower revenues of approximately $182 million.

Operating Income.  For the quarter ended June 20, 2009, operating income was $108.3 million compared to $121.7 million for the quarter ended June 14, 2008. Excluding the net impact of unrealized hedging activity and gains on asset sales of $19.2 million, operating income in the second quarter of 2009 improved $5.8 million, or 6%, over the second quarter of 2008. The fresh fruit and packaged foods operating segments reported higher operating income. Fresh fruit results increased as a result of improved operating performance in the Chilean deciduous fruit business and in the Asia fresh pineapple operations. These improvements were partially offset by lower earnings in our banana operations worldwide. Banana earnings were impacted by higher product costs due to adverse weather conditions in Latin America. Packaged foods reported higher earnings as a result of improved pricing, lower product costs attributable to lower commodity costs (tinplate and plastic) and favorable foreign currency movements in Thailand and the Philippines, where product is sourced. In addition, shipping and distribution costs decreased. Fresh vegetables reported lower earnings due to lower pricing in the North America commodity vegetables business.

For the half year ended June 20, 2009, operating income increased to $231.4 million from $175 million for the half year ended June 14, 2008. Excluding the net impact of unrealized hedging activity and gains on asset sales of $11.8 million, operating income for the first half of 2009 improved to $201 million, an increase of 29% over the first half of 2008. All three of our operating segments reported improved operating income. Fresh fruit operating results increased primarily as a result of higher pricing in our North America banana and Asia banana and fresh pineapple operations as well as lower product costs in the Chilean deciduous fruit business. Fresh vegetables reported higher earnings due to improved operating performance in the packaged salads business. In addition, fresh vegetables operating income also benefited from a gain of $9.2 million on the sale of property in California. Packaged foods operating income increased due to higher earnings worldwide as well as from lower selling and general and administrative expenses. In addition, packaged foods product costs benefited from favorable currency movements in Thailand and the Philippines.

Other Income (Expense), Net.  For the quarter ended June 20, 2009, other income (expense), net was an expense of $33 million compared to income of $23.7 million in the prior year. The change was primarily due to an increase in unrealized losses of $43.4 million generated on our cross currency swap and $13.1 million generated on our foreign denominated debt obligations.

For the half year ended June 20, 2009, other income (expense), net was an expense of $11.1 million compared to an expense of $5.1 million for the half year ended June 14, 2008. The change was due to losses of $6.5 million generated on our foreign denominated debt obligations and a $5.2 million write-off of debt issuance costs associated with our March 2009 amendment of our senior secured credit facilities. These factors were partially offset by a decrease in unrealized losses of $6.7 million generated on the cross currency swap.

Interest Expense.  Interest expense for the quarter ended June 20, 2009 was $50.2 million compared to $41.2 million for the quarter ended June 14, 2008. Interest expense for the half year ended June 20, 2009 was $87.8 million compared to $84.7 million for the half year ended June 14, 2008. Interest expense for both periods increased primarily as a result of higher borrowing rates resulting from our March 2009 refinancing transaction.

Income Taxes.  We recorded $17 million of income tax expense on $135.7 million of pretax income from continuing operations for the half year ended June 20, 2009. Income tax expense included interest expense of $1.2 million (net of associated income tax benefits of approximately $0.3 million) related to our unrecognized tax benefits. An income tax benefit of $60.2 million was recorded for the half year ended June 14, 2008 which included $61.1 million for the favorable settlement of the federal income tax audit for the years 1995 to 2001. Excluding the impact of the favorable settlement, income tax expense was $0.9 million which included interest expense of $2.1 million (net of associated income tax benefits of approximately $0.7 million) related to our unrecognized tax benefits. Our effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in our various U.S. and foreign jurisdictions.

Under Accounting Principles Board Opinion No. 28, Interim Financial Reporting, or APB 28, and FASB Interpretation No. 18, Accounting for Income Taxes in Interim Periods, or FIN 18, we are required to adjust our effective tax rate for each quarter to be consistent with the estimated annual effective tax rate. Jurisdictions with a projected loss where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate. Applying the provisions of APB 28 and FIN 18 could result in a higher or lower effective tax rate during a particular quarter, based upon the mix and timing of actual earnings versus annual projections.

For the periods presented, our income tax provision differs from the U.S. federal statutory rate applied to our pretax income primarily due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

Segment Results of Operations

We have three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Our management evaluates and monitors segment performance primarily through earnings before interest expense and income taxes, or EBIT. EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under GAAP and should not be considered in isolation or as a substitute for net income measures prepared in accordance with GAAP or as a measure of our profitability. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

Revenues from external customers and EBIT for the reportable operating segments and corporate were as follows:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues from external customers:
Fresh fruit	$1,221,433	$1,466,922	$2,343,415	$2,695,450
Fresh vegetables	258,087	279,643	491,529	510,672
Packaged foods	234,892	248,118	475,742	516,623
Corporate	310	260	626	543

	$1,714,722	$1,994,943	$3,311,312	$3,723,288

EBIT:
Fresh fruit	$96,466	$131,266	$195,288	$184,153
Fresh vegetables	(3,509)	1,531	12,964	(1,939)
Packaged foods	23,998	6,814	45,888	30,999

Total operating segments	116,955	139,611	254,140	213,213
Corporate:
Unrealized gain (loss) on cross currency swap	(24,419)	19,001	(6,703)	(13,353)
Operating and other expenses	(12,474)	(9,853)	(19,494)	(23,680)

Corporate	(36,893)	9,148	(26,197)	(37,033)
Interest expense	(50,242)	(41,245)	(87,788)	(84,742)
Income taxes	(8,963)	69,577	(17,011)	60,200

Income from continuing operations	$20,857	$177,091	$123,144	$151,638

Fresh Fruit.  Fresh fruit revenues for the quarter ended June 20, 2009 decreased 17% to $1.2 billion from $1.5 billion for the quarter ended June 14, 2008. Excluding second quarter 2008 sales from our divested businesses in the European ripening and distribution operations, fresh fruit revenues decreased 10% during the second quarter of 2009. The decrease in fresh fruit sales was attributable to lower sales in our European ripening and distribution operations as a result of unfavorable euro and Swedish krona foreign currency exchange movements and lower volumes sold in Germany due to current economic conditions. In addition, sales in the Chilean deciduous business decreased due to lower pricing of product sold in Latin America and Europe. Overall, bananas sales increased as a result of improved local pricing worldwide partially offset by a reduction in volumes sold in Europe. Fresh fruit revenues for the half year ended June 20, 2009 decreased 13% to $2.3 billion from $2.7 billion for the half year ended June 14, 2008. Excluding first half 2008 sales from our divested businesses, fresh fruit revenues during the first half of 2009 decreased 5%. The change in revenue for the first half of the year was mainly due to the same factors that impacted sales during the second quarter. Net unfavorable foreign currency exchange movements in our foreign selling locations resulted in lower revenues of approximately $95 million and $173 million during the second quarter and half year of 2009, respectively.

Fresh fruit EBIT for the quarter ended June 20, 2009 decreased to $96.5 million from $131.3 million for the quarter ended June 14, 2008. Excluding the net impact of unrealized hedging activity, losses on our pound sterling denominated vessel loan and gains on asset sales which totaled $36 million, EBIT in the second quarter of 2009 improved $1 million. Higher earnings in Chile’s deciduous fruit operations resulted from improved farm margins and lower product costs due in part to favorable currency exchange movements in the Chilean peso. Earnings in the fresh pineapples business increased primarily as a result of improved operating performance in Asia. In addition, EBIT in the European banana business improved due to lower shipping and marketing and general administrative expenses. These improvements were partially offset by lower earnings in our banana operations in North America and Asia. The decrease in banana EBIT was largely driven by adverse weather conditions in Latin America which impacted production yields and resulted in significantly higher fruit costs. Higher fruit costs were partially offset by higher local pricing worldwide. Fresh fruit EBIT for the half year ended June 20, 2009 increased to $195.3 million from $184.2 million for the half year ended June 14, 2008. Excluding the net impact of unrealized hedging activity, losses on our pound sterling denominated vessel loan and gains on asset sales of $9 million, EBIT in the first half of 2009 improved $20 million or 12% over the first half of 2008. EBIT increased primarily due to improved earnings in the Chilean deciduous fruit operations and in Asia’s banana and fresh pineapple operations. If foreign currency exchange rates in our significant fresh fruit foreign operations during the quarter and half year ended June 20, 2009 had remained unchanged from those experienced during the quarter and half year ended June 14, 2008, we estimate that fresh fruit EBIT would have been higher by approximately $8 million and $14 million, respectively.

Fresh Vegetables.  Fresh vegetables revenues for the quarter ended June 20, 2009 decreased 8% to $258.1 million from $279.6 million for the quarter ended of June 14, 2008. Sales decreased in both our North America commodity vegetable business as well as in packaged salads. Lower sales in the North America commodity vegetable business resulted from lower pricing for celery and lower volumes sold of romaine lettuce partially offset by higher sales of strawberries. Sales in the packaged salads operations decreased primarily due to lower volumes sold and a change in product mix resulting from a shift of purchases from higher to lower priced products. Fresh vegetables revenues for the half year ended June 20, 2009 decreased 4% to $491.5 million from $510.7 million for the half year ended June 14, 2008. The change in revenues for the first half of the year was mainly due to the same factors that impacted sales during the second quarter.

Fresh vegetables EBIT for the quarter ended June 20, 2009 decreased to a loss of $3.5 million from EBIT of $1.5 million for the quarter ended June 14, 2008. Excluding a workers compensation reserve adjustment of $7 million recorded in the prior year, EBIT improved $2 million in the second quarter of 2009 to a loss of $3.5 million. This improvement was primarily due to higher earnings in the packaged salads operations as a result of improved utilization and more efficient distribution. The North America commodity vegetable business had lower earnings due to lower pricing and higher strawberry growing costs. Fresh vegetables EBIT for the half year ended June 20, 2009 increased to $13 million from a loss of $1.9 million for the half year ended June 14, 2008. Excluding a gain of $9.2 million on property sold in California in the first quarter of 2009 and the workers compensation reserve adjustments recorded in the prior year, EBIT increased $12.7 million to $3.8 million in the half year ended June 20, 2009 from a loss of $8.9 million in the prior year. The increase in EBIT was primarily due to higher earnings in the packaged salads business from continued operating efficiencies. EBIT in the North America commodity vegetables business also increased due to improved pricing for iceberg and romaine lettuce.

Packaged Foods.  Packaged foods revenues for the quarter ended June 20, 2009 decreased 5% to $234.9 million from $248.1 million for the quarter ended June 14, 2008. The decrease in revenues was primarily due to lower worldwide volumes sold of FRUIT BOWLS, fruit in jars and frozen fruit. Lower volumes were due in part to a contraction in the overall total packaged fruit category attributable to current economic conditions. In addition, price increases have also impacted volumes. Packaged foods revenues for the half year ended June 20, 2009 decreased 8% to $475.7 million from $516.6 million for the half year ended June 14, 2008. The change in revenues for the first half of the year was mainly due to the same factors that impacted sales during the second quarter.

EBIT in the packaged foods segment for the quarter ended June 20, 2009 increased to $24 million from $6.8 million for the quarter ended June 14, 2008. Excluding the net impact of unrealized hedging activity, EBIT increased $9.6 million during the second quarter of 2009 over 2008. The increase in EBIT was attributable to improved pricing and lower product and shipping and distribution costs. Lower product costs benefited from lower commodity costs (tinplate and plastics) as well as favorable foreign currency movements in Thailand and the Philippines, where product is sourced. Lower shipping and distribution costs resulted from lower fuel prices. EBIT for the half year ended June 20, 2009 increased to $45.9 million from $31 million. The increase in EBIT was attributable to improved earnings worldwide and lower selling, general and administrative expenses. For the first half of 2009, the net change from unrealized foreign currency hedging activity benefited EBIT by $2 million. If foreign currency exchange rates in our packaged foods foreign operations during the quarter and half year ended

June 20, 2009 had remained unchanged from those experienced during the quarter and half year ended June 14, 2008, we estimate that packaged foods EBIT would have been lower by approximately $7 million and $9 million, respectively.

Corporate.  Corporate EBIT was a loss of $36.9 million for the quarter ended June 20, 2009 compared to income of $9.1 million for the quarter ended June 14, 2008. The decrease in EBIT was primarily due to unrealized losses generated on the cross currency swap of $24.4 million compared to unrealized gains generated in the prior year of $19 million. In addition, EBIT in 2009 was impacted by unrealized losses on foreign denominated borrowings of $4 million. Corporate EBIT was a loss of $26.2 million for the half year ended June 20, 2009 compared to a loss of $37 million for the half year ended June 14, 2008. The improvement in EBIT was primarily due to a decrease in unrealized losses of $6.7 million generated on the cross currency swap, lower levels of general and administrative expenditures and unrealized gains of $1.6 million on foreign denominated borrowings, partially offset by the write-off of deferred debt issuance costs of $5.2 million associated with the March 2009 amendment of our senior secured credit facilities.

Discontinued Operations

During the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations. The first phase of this transaction was completed during the first quarter of 2009. During the fourth quarter of 2007, we approved and committed to a formal plan to divest our citrus and pistachio operations, or Citrus, located in central California. Prior to the fourth quarter of 2007, the operating results of Citrus were included in the fresh fruit operating segment. The Citrus sale closed during the third quarter of 2008 and we received net cash proceeds of $44 million. As the assets of Citrus were held by non-wholly owned subsidiaries of the Company, our share of the proceeds was $28.1 million. The results of operations of these businesses have been reclassified as discontinued operations for all periods presented.

During the fourth quarter of 2006, we completed the sale of our Pacific Coast Truck Center, or Pac Truck, business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. We received $15.3 million of net cash proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. Prior to the reclassification to discontinued operations, the operating results of Pac Truck were included in the other operating segment.

Second Quarter and First Half of 2009 vs. Second Quarter and First Half of 2008.  The operating results of fresh-cut flowers and Citrus for the quarters and half years ended June 20, 2009 and June 14, 2008 are reported in the following table:

	Quarter Ended
	June 20, 2009	Quarter Ended June 14, 2008
	Fresh-Cut Flowers	Fresh-Cut Flowers	Citrus	Total
	(In thousands)

Revenues	$401	$29,063	$3,148	$32,211

Income (loss) before income taxes	$315	$(5,896)	$(294)	$(6,190)
Income taxes	(50)	10,396	112	10,508

Income (loss) from discontinued operations, net of income taxes	$265	$4,500	$(182)	$4,318

	Half Year Ended
	June 20, 2009	Half Year Ended June 14, 2008
	Fresh-Cut Flowers	Fresh-Cut Flowers	Citrus	Total
	(In thousands)

Revenues	$3,181	$62,879	$5,020	$67,899

Income (loss) before income taxes	$474	$(9,037)	$(251)	$(9,288)
Income taxes	(87)	10,691	94	10,785

Income (loss) from discontinued operations, net of income taxes	$387	$1,654	$(157)	$1,497

Gain on disposal of discontinued operations, net of income taxes	$1,308	$—	$—	$—

Fresh-cut flowers income before income taxes for the half year ended June 20, 2009 increased to $0.5 million from a loss of $9 million for the half year ended June 14, 2008. As a result of the January 16, 2009 close of the first phase of the flowers transaction, fresh-cut flowers operating results for the half year of 2009 consisted of only two weeks of operations compared to twelve weeks during 2008. In connection with the sale, we received cash proceeds of $21 million and recorded a note receivable of $8.3 million, which is due January 2011. We recorded a gain of $1.3 million on the sale.

Fiscal 2008

Overview

Significant highlights for our year ended January 3, 2009 were as follows:

•	Revenues increased in all three of our operating segments resulting in record revenues of $7.6 billion, an increase of 12% compared to the prior year.

•	Operating income increased to $275 million, an improvement of 84% compared to the prior year.

•	Strong worldwide pricing for bananas was driven by higher worldwide demand and adverse weather conditions which led to product shortages during 2008.

•	Revenues and earnings grew in our European ripening and distribution business, due to higher local pricing and favorable euro and Swedish krona foreign currency exchange rates.

•	Higher pricing and volumes as well as improved utilization in production and more efficient distribution contributed to improved operating results in our packaged salads business. Earnings in our North America commodity vegetable business decreased as a result of lower sales and higher growing costs due to higher fuel and fertilizer costs.

•	Higher pricing and volumes in our packaged foods segment were offset by higher product, shipping and distribution costs. Product costs during 2008 were impacted by an increase in commodity costs as well as the strengthening of the Thai baht and Philippine peso against the U.S. dollar.

•	Other income (expense), net decreased $15.9 million due to an increase in the non-cash unrealized loss of $39.7 million on our cross currency swap partially offset by an increase of the foreign currency gain of $22.7 million on a British pound sterling denominated vessel lease obligation due to the weakening of the British pound sterling against the U.S. dollar in 2008. During 2006, we executed a cross currency swap to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt. The increase in the non-cash unrealized loss of $39.7 million was the result of the Japanese yen strengthening against the U.S. dollar by 20% during fiscal 2008. The value of the cross currency swap will continue to fluctuate based on changes in the exchange rate and market interest rates until maturity in 2011, at which time it will settle at the then current exchange rate.

•	We received cash proceeds of approximately $226.5 million for assets sold during fiscal 2008, including $214 million for assets which had been reclassified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale was $18 million for the year ended January 3, 2009. We also realized gains of $9 million during fiscal 2008 on sales of assets not classified as held-for-sale.

Selected Results for Fiscal Years 2008, 2007 and 2006

Selected results of operations for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were as follows:

	Year Ended	Year Ended	Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)

Revenues, net	$7,619,952	$6,820,812	$5,990,863
Operating income	274,618	149,284	135,978
Other income (expense), net	(14,066)	1,848	15,176
Interest expense	(174,485)	(194,851)	(174,715)
Income taxes	48,015	(4,054)	(22,609)
Equity in earnings of unconsolidated subsidiaries	6,388	1,696	177
Loss from discontinued operations, net of income taxes	(27,391)	(15,719)	(50,386)
Gain on disposal of discontinued operations, net of income taxes	3,315	—	2,814
Net income (loss)	122,849	(54,271)	(86,425)
Less: Net income attributable to noncontrolling interests	(1,844)	(3,235)	(3,202)
Net income (loss) attributable to Dole Food Company, Inc.	121,005	(57,506)	(89,627)

Fiscal Year 2008 vs. Fiscal Year 2007

Revenues.  For the year ended January 3, 2009, revenues increased 12% to $7.6 billion from $6.8 billion in the prior year. Higher sales were reported in all three of our operating segments. Fresh fruit revenues increased as a result of higher worldwide sales of bananas which contributed $392 million, or 49%, of the overall revenue increase. Banana sales benefited from stronger pricing in all markets as well as improved volumes in Asia. European ripening and distribution sales contributed $227 million, or 28%, of the overall revenue increase. The increase was attributable to higher local pricing, improved volumes and the impact of favorable euro and Swedish krona foreign currency exchange rates. Fresh vegetables sales increased $27 million as a result of higher pricing and improved volumes of packaged salads and strawberries sold in North America. Higher worldwide sales of packaged foods products, primarily for FRUIT BOWLS®, canned pineapple and frozen fruit accounted for approximately $108 million, or 13%, of the overall revenues increase. Revenues also benefited from an additional week as a result of a 53-week year in fiscal 2008 compared to 52 weeks in fiscal 2007. The impact on revenues of this additional week was approximately $113 million. Favorable foreign currency exchange movements in our selling locations positively impacted revenues by approximately $175 million. These increases were partially offset by lower volumes of lettuce sold in North America and broccoli sold in Asia.

Operating Income.  For the year ended January 3, 2009, operating income was $274.6 million compared with $149.3 million in 2007. The fresh fruit and fresh vegetables operating segments reported higher operating income. Fresh fruit operating results increased primarily as a result of strong pricing in our banana operations worldwide and in the European ripening and distribution business. In addition, fresh fruit operating income benefited from gains on asset sales of $25.5 million. Fresh vegetables reported higher earnings due to improved pricing and volumes in the packaged salads business as well as a reduction in workers compensation related accruals. These improvements were partially offset by lower earnings in our packaged foods segment and North American commodity vegetables business. Commodity vegetables earnings decreased mainly due to lower sales and higher growing and distribution costs caused by substantially higher fuel and fertilizer costs. Packaged foods operating income was lower due to higher product costs resulting from increased purchased fruit costs, commodity and shipping costs as well as unfavorable foreign currency exchange rate movements in Thailand and the Philippines. Additionally, all three operating segments continued to experience significant cost increases in many of the commodities they used in production, including fuel, agricultural chemicals, tinplate, containerboard and plastic resins. If foreign currency exchange rates in our significant foreign operations during 2008 had remained unchanged from those experienced in 2007, we estimate that our operating income would have been lower by approximately $38 million, excluding the impact of hedging. The $38 million is primarily related to favorable foreign currency exchange movements in our selling locations more than offsetting unfavorable foreign currency exchange movements in our sourcing locations. Operating income in 2008 also included realized foreign currency transaction losses of $4 million and foreign currency hedge losses of $16 million. In addition, we settled early our Canadian dollar hedge which generated a gain of $4 million.

Other Income (Expense), Net.  Other income (expense), net was expense of $14.1 million in 2008 compared to income of $1.8 million in 2007. The change was due to an increase in the unrealized loss generated on our cross currency swap of $39.7 million, partially offset by an increase in the foreign currency exchange gain on our vessel obligation of $22.7 million.

Interest Expense.  Interest expense for fiscal 2008 was $174.5 million compared to $194.9 million in fiscal 2007. The decrease was primarily related to lower borrowing rates on our debt facilities and a reduction in borrowings.

Income Taxes.  We recorded an income tax benefit of $48 million on $92.5 million of income from continuing operations before income taxes for the year ended January 3, 2009, reflecting a (51.9%) effective tax rate for the year. Income tax expense decreased $52 million in 2008 compared to 2007 due primarily to the settlement of the federal income tax audit for the years 1995 to 2001. The effective tax rate in 2007 was (11.2%). Our effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in our various U.S. and foreign jurisdictions. For 2008, our income tax provision differs from the U.S. federal statutory rate applied to our pretax income due to the settlement of the federal income tax audit, operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

For 2008, 2007 and 2006, we have not provided for U.S. federal income and foreign withholding taxes for nearly all of the excess of the amount for financial reporting over the tax basis of investments that are essentially permanent in duration. While we believe that such excess at January 3, 2009 will remain indefinitely invested at this time, if significant differences arise between our anticipated and actual earnings estimates and cash flow requirements, we may be required to provide U.S. federal income tax and foreign withholding taxes on a portion of such excess. Further, we currently project that we may be required to provide such taxes on a portion of our anticipated fiscal 2009 foreign earnings, which would result in an increase in our overall effective tax rate in 2009 versus the rate experienced by us in previous years.

See Note 7 in the notes to consolidated financial statements for the year ended January 3, 2009 included elsewhere in this Current Report on Form 8-K for additional information about our income taxes.

Equity in Earnings of Unconsolidated Subsidiaries.  Equity in earnings of unconsolidated subsidiaries for the year ended January 3, 2009 increased to $6.4 million from $1.7 million in 2007. The increase was primarily related to higher earnings generated by a European equity investment in which we hold a non-controlling 40% ownership interest.

Fiscal Year 2007 vs. Fiscal Year 2006

Revenues.  For the year ended December 29, 2007, revenues increased 14% to $6.8 billion from $6 billion in the prior year. Higher worldwide sales of fresh fruit and packaged foods products in North America and Europe drove the increase in revenues during 2007. Higher volumes of bananas and pineapples accounted for approximately $222 million or 27% of the overall revenues increase. Higher revenues in the our European ripening and distribution operations contributed an additional $528 million. This increase in the ripening and distribution business was due to the acquisition of the remaining 65% ownership in JP Fruit Distributors Limited, or JP Fresh, that we did not previously own in October 2006 as well as higher volumes in our Swedish, Spanish and Eastern European operations. JP Fresh increased 2007 revenues by approximately $230 million. Higher sales of packaged foods products, primarily for FRUIT BOWLS, fruit in plastic jars and frozen fruit accounted for approximately $85 million, or 10%, of the overall revenues increase. Favorable foreign currency exchange movements in our selling locations also positively impacted revenues by approximately $171 million. These increases were partially offset by a reduction in fresh vegetables sales due to lower volumes of commodity vegetables sold in North America and Asia.

Operating Income.  For the year ended December 29, 2007, operating income was $149.3 million compared with $136 million in 2006. The increase was primarily attributable to improved operating results in our banana operations worldwide which benefited from stronger pricing and higher volumes. In addition, operating income improved in the European ripening and distribution business due to the absence of restructuring costs of $12.8 million. These improvements were partially offset by lower earnings in our packaged salads business and packaged foods segment primarily due to higher product costs. Packaged salads operating results were impacted by higher manufacturing costs due in part to the opening of a new plant in North Carolina. Packaged foods operating income was lower due to higher product costs resulting from higher third party purchased fruit costs in Thailand and higher commodity costs. Unfavorable foreign currency exchange movements, principally in Thailand and in the Philippines, also increased sourcing costs. In addition, all of our reporting segments were impacted by higher product, distribution and shipping costs, due to higher commodity costs. Unfavorable foreign currency movements in our international sourcing locations more than offset favorable foreign currency exchange movements in our international selling locations. If foreign currency exchange rates in our significant foreign operations during 2007 had remained unchanged from those experienced in 2006, we estimate that our operating income would have been higher by approximately $7 million, excluding the impact of hedging. Operating income in 2007 also included realized foreign currency transaction gains of $7 million and foreign currency hedge losses of $10 million. We also settled early its Philippine peso and Colombian peso hedges, which generated gains of $11 million.

Other Income (Expense), Net.  Other income (expense), net decreased to income of $1.8 million in 2007 from income of $15.2 million in 2006. The decrease was due to a reduction in the gain generated on our cross currency swap of $22.7 million, partially offset by a reduction in the foreign currency exchange loss on our vessel obligation of $9.2 million.

Interest Expense.  Interest expense for the year ended December 29, 2007 was $194.9 million compared to $174.7 million in 2006. The increase was primarily related to higher levels of borrowings during 2007 on our term loan facilities and the asset based revolving credit facility.

Income Taxes.  Income tax expense for the year ended December 29, 2007 decreased to $4.1 million from $22.6 million in 2006 primarily due to a shift in the mix of earnings in foreign jurisdictions taxed at a lower rate than in the U.S. The effective tax rate in 2006 was (137.7%). For 2007 and 2006, our income tax provision differs from the U.S. federal statutory rate applied to our pretax losses due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

As noted above, for 2008, 2007 and 2006, we have not provided for U.S. federal income and foreign withholding taxes for nearly all of the excess of the amount for financial reporting over the tax basis of investments that are essentially permanent in duration. While we believe that such excess at January 3, 2009 will remain indefinitely invested at this time, if significant differences arise between our anticipated and actual earnings estimates and cash flow requirements, we may be required to provide U.S. federal income tax and foreign withholding taxes on a portion of such excess. Further, we currently project that we may be required to provide such taxes on a portion of our anticipated fiscal 2009 foreign earnings, which would result in an increase in our overall effective tax rate in 2009 versus the rate experienced by us in previous years.

Refer to Note 7 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this Current Report on Form 8-K for additional information about our income taxes.

Equity in Earnings of Unconsolidated Subsidiaries.  Equity in earnings of unconsolidated subsidiaries for the year ended December 29, 2007 increased to $1.7 million from $0.2 million in 2006. The increase was primarily related to higher earnings generated by a European equity investment in which we hold a non-controlling 40% ownership interest.

Segment Results of Operations

We have three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Our management evaluates and monitors segment performance primarily through earnings before interest expense and income taxes, or EBIT. EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under GAAP and should not be considered in isolation or as a substitute for net income measures prepared in accordance with GAAP or as a measure of our profitability. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

In the tables below, revenues from external customers and EBIT reflect only the results from continuing operations.

	2008	2007	2006
	(In thousands)

Revenues from external customers
Fresh fruit	$5,401,145	$4,736,902	$3,968,963
Fresh vegetables	1,086,888	1,059,401	1,082,416
Packaged foods	1,130,791	1,023,257	938,336
Corporate	1,128	1,252	1,148

	$7,619,952	$6,820,812	$5,990,863

EBIT
Fresh fruit	$305,782	$172,175	$104,976
Fresh vegetables	1,123	(21,668)	(7,241)
Packaged foods	70,944	80,093	93,449

Total operating segments	377,849	230,600	191,184
Corporate:
Unrealized gain (loss) on cross currency swap	(50,411)	(10,741)	20,664
Operating and other expenses	(54,043)	(59,506)	(53,377)

Total Corporate	(104,454)	(70,247)	(32,713)
Interest expense	(174,485)	(194,851)	(174,715)
Income taxes	48,015	(4,054)	(22,609)

Income (loss) from continuing operations, net of income taxes	$146,925	$(38,552)	$(38,853)

Fiscal Year 2008 vs. Fiscal Year 2007

Fresh Fruit.  Fresh fruit revenues in 2008 increased 14% to $5.4 billion from $4.7 billion in 2007. The increase in fresh fruit revenues was primarily driven by higher worldwide sales of bananas and higher sales in the European ripening and distribution operation. In addition, sales of Chilean deciduous fruit and fresh pineapple also increased. Banana sales increased approximately $392 million due to higher pricing worldwide and increased volumes sold in Asia. Higher demand for bananas, product shortages and higher fuel costs contributed to an increase in banana pricing and surcharges during 2008. European ripening and distribution sales were $227 million higher as result of increased volumes in Sweden, Germany, Italy and Eastern Europe, and stronger pricing and favorable euro and Swedish krona foreign currency exchange rates. This growth in the European ripening and distribution business was partially offset by lower revenues as a result of the sale of the JP Fresh and Dole France subsidiaries in

November 2008. JP Fresh and Dole France revenues totaled $382 million and $480 million during fiscal 2008 and 2007, respectively. Sales of Chilean deciduous fruit also increased due to improved pricing in the European and Latin American markets. Increased sales of fresh pineapple were primarily driven by higher volumes sold in North America. Favorable foreign currency exchange movements in our foreign selling locations, primarily the euro, Japanese yen and Swedish krona, benefited revenues by approximately $171 million.

Fresh fruit EBIT increased 79% to $305.8 million in 2008 from $172.2 million in 2007. EBIT increased due to significantly higher banana earnings and improved pricing in the European ripening and distribution operations. The increase in worldwide banana EBIT was driven by higher pricing, partially offset by increased product and shipping costs as a result of higher commodity costs. Banana EBIT also benefited from foreign currency translation gains on our vessel obligation of $22.7 million. Our Chilean deciduous fruit operations also reported an increase in EBIT as a result of higher sales and improved farm margins. Higher EBIT in the fresh fruit operating segment was also attributable to gains recorded on asset sales of $25.5 million. These increases were partially offset by lower fresh pineapple earnings due primarily to higher product, shipping and distribution costs worldwide. If foreign currency exchanges rates, primarily in our fresh fruit foreign selling locations, during 2008 had remained unchanged from those experienced in 2007, we estimate that fresh fruit EBIT would have been lower by approximately $50 million, excluding the impacts of hedging. Fresh fruit EBIT in 2008 included foreign currency hedge losses of $14 million, fuel hedge losses of $4 million and realized foreign currency transaction gains of $1 million.

Fresh Vegetables.  Fresh vegetables revenues for 2008 increased 3% to $1.09 billion from $1.06 billion. The increase in revenues was primarily due to improved pricing and higher volumes of packaged salads sold in North America. Packaged salad sales also benefited from the introduction of premium salad kits. In addition, higher volumes and pricing for strawberries and higher celery volumes were reported in the North American commodity business. These increases were partially offset by lower volumes of lettuce and mixed produce sold in North America and broccoli and asparagus sold in Asia.

Fresh vegetables EBIT for 2008 increased to $1.1 million compared to a loss of $21.7 million in 2007. The increase in EBIT was primarily due to improved pricing as well as lower distribution and production costs in the packaged salads business. EBIT also increased due to lower workers compensation related accruals of $9 million as a result of favorable closures of historical claims and a reduction in claims activity. In addition, earnings in the Asia commodity vegetable business improved due to stronger pricing. These increases were partially offset by lower earnings in the North American commodity vegetables business due to higher growing and distribution costs as a result of significantly higher fuel and fertilizer costs. In addition, the packaged salads business incurred higher selling and marketing costs due to increased promotional activities.

Packaged Foods.  Packaged foods revenues for 2008 increased 11% to $1.1 billion from $1 billion in 2007. Revenues increased primarily due to higher pricing and volumes of FRUIT BOWLS, canned pineapple, pineapple juice and tropical fruit sold worldwide. In addition, North America revenues benefited from higher sales of frozen food products as a result of improved pricing. Foreign currency exchange rate movements on revenues were not material in 2008.

Packaged foods EBIT in 2008 decreased to $70.9 million from $80.1 million in 2007. EBIT decreased due primarily to higher product, shipping and distribution costs. Increases in commodity costs (such as fuel, tinplate and plastics) continued to impact operating results. In addition, higher product costs were attributable to unfavorable foreign currency exchange movements in Thailand and the Philippines, where product is sourced. If foreign currency exchanges rates during 2008 had remained unchanged from those experienced in 2007, we estimate that packaged foods EBIT would have been higher by approximately $11 million. Packaged foods EBIT in 2008 included realized foreign currency transaction losses of $5 million and foreign currency hedge losses of $2 million. Packaged foods also settled early its Canadian dollar hedges, which generated gains of $4 million.

Corporate.  Corporate EBIT includes general and administrative costs not allocated to the operating segments. Corporate EBIT in 2008 was a loss of $104.5 million compared to a loss of $70.2 million in 2007. EBIT decreased primarily due to a net loss generated on our cross currency swap of $39.2 million. This decrease was partially offset by lower general and administrative expenses due primarily to a reduction in legal costs and lower unrealized losses on foreign denominated borrowings.

Fiscal Year 2007 vs. Fiscal Year 2006

Fresh Fruit.  Fresh fruit revenues in 2007 increased 19% to $4.7 billion from $4 billion in 2006. The increase in fresh fruit revenues was primarily driven by higher worldwide sales of bananas and higher sales in the European ripening and distribution operation. Banana sales increased approximately $200 million due to improved volumes and higher pricing worldwide. European ripening and distribution sales were $528 million higher as result of increased volumes in Sweden, Spain and Eastern Europe as well as the October 2006 acquisition of the remaining 65% interest in JP Fresh, an importer and distributor of fresh produce in the United Kingdom. In addition, revenues benefited from higher sales of fresh pineapples in North America and Asia. The increase in fresh pineapple sales resulted from improved pricing worldwide and higher volumes sold in North America and Asia. Favorable foreign currency exchange movements in our foreign selling locations, primarily the euro and Swedish krona, benefited revenues by approximately $163 million.

Fresh fruit EBIT increased 64% to $172.2 million in 2007 from $105 million in 2006. EBIT increased due to improved banana earnings and the absence of restructuring costs recorded by Saba Trading AB, or Saba, during 2006. Higher earnings in our banana operations were attributable to higher sales worldwide, which were partially offset by higher purchased fruit costs. EBIT also benefited by $9.1 million due to the final settlement of our property insurance claim associated with Hurricane Katrina. These increases were partially offset by lower fresh pineapple earnings due mainly to higher product, shipping and distribution costs and a $3.8 million impairment charge for farm assets in the Chilean deciduous fruit operations. If foreign currency exchanges rates, primarily in our fresh fruit foreign sourcing locations, during 2007 had remained unchanged from those experienced in 2006, we estimate that fresh fruit EBIT would have been lower by approximately $16 million, excluding the impacts of hedging. Fresh fruit EBIT in 2007 included foreign currency hedge losses of $6 million, foreign currency exchange losses related to the vessel obligation of $1 million and realized foreign currency transaction gains of $7 million. In addition, fresh fruit EBIT benefited from fuel hedge gains of $5 million and $2 million related to the early settlement of Colombian peso hedges.

Fresh Vegetables.  Fresh vegetables revenues for 2007 decreased 2% to $1.06 billion from $1.08 billion. The decrease in revenues was primarily due to lower volumes sold in the North America and Asia commodity vegetables businesses, primarily for berries, lettuce, broccoli and asparagus, as well as lower surcharges in North America. These decreases were partially offset by improved pricing for commodity vegetables in both North America and Asia. In the packaged salads business, revenues were relatively unchanged as improved pricing was offset by lower volumes during the first half of 2007. Additional costs were incurred as a result of increased promotional activity, which were recorded as a reduction to revenues during 2007. Consumer demand in the packaged salads business experienced higher volumes in the second half of 2007 as the packaged salads category began to recover from a third quarter 2006 E. coli incident. In an effort to increase demand in the packaged salads category, we continued to offer incentives to our customers and consumers.

Fresh vegetables EBIT for 2007 was a loss of $21.7 million compared to a loss of $7.2 million in 2006. The decrease in EBIT was primarily due to higher manufacturing costs and general and administrative expenses in the packaged salads business due in part to the new salad plant in North Carolina. These decreases were partially offset by higher margins generated in the North America commodity vegetables business due to higher pricing for lettuce and celery.

Packaged Foods.  Packaged foods revenues for 2007 increased 9% to $1 billion from $938.3 million in 2006. The increase in revenues was primarily due to higher pricing and volumes of FRUIT BOWLS, fruit in plastic jars and packaged frozen food products, and higher volumes of canned juice sold in North America. Revenues also grew in Europe due to higher pricing and volumes of canned solid pineapple, higher pricing of FRUIT BOWLS and higher sales volumes of concentrate. Revenues in Asia were lower due primarily to the disposition of a small distribution company in the Philippines during the fourth quarter of 2006.

Packaged foods EBIT in 2007 decreased to $80.1 million from $93.4 million in 2006. EBIT was impacted by higher product costs in both North America and Europe, which were driven by unfavorable foreign currency exchange rates in Thailand and the Philippines, where product is sourced. EBIT in Asia was impacted by lower sales and higher product costs. If foreign currency exchanges rates, in packaged foods sourcing locations, during 2007 had remained unchanged from those experienced in 2006, we estimate that packaged foods EBIT would have been higher by approximately $23 million. Packaged foods EBIT in 2007 included realized foreign currency transaction gains of $4 million partially offset by foreign currency hedge losses of $2 million. Packaged foods also settled early its Philippine peso hedges, which generated gains of $8.8 million.

Corporate.  Corporate EBIT includes general and administrative costs not allocated to the operating segments. Corporate EBIT in 2007 was a loss of $70.2 million compared to a loss of $32.7 million in 2006. EBIT decreased primarily due to a reduction in the gain generated on our cross currency swap of $22.7 million. In addition, there were higher general and administrative expenses compared to the prior year due primarily to additional legal costs. Corporate EBIT in 2007 also included realized foreign currency transaction losses of $4 million.

Discontinued Operations

During the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations. The first phase of this transaction was completed during the first quarter of 2009. During the fourth quarter of 2007, we approved and committed to a formal plan to divest our citrus and pistachio operations, or Citrus, located in central California. Prior to the fourth quarter of 2007, the operating results of Citrus were included in the fresh fruit operating segment. The Citrus sale closed during the third quarter of 2008 and we received net cash proceeds of $44 million. As the assets of Citrus were held by non-wholly owned subsidiaries of the Company, our share of the proceeds was $28.1 million. The results of operations of these businesses have been reclassified as discontinued operations for all periods presented.

During the fourth quarter of 2006, we completed the sale of our Pacific Coast Truck Center, or Pac Truck, business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. We received $15.3 million of net cash proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. Prior to the reclassification to discontinued operations, the operating results of Pac Truck were included in the other operating segment.

The operating results of fresh-cut flowers, Citrus and Pac Truck for fiscal 2008, 2007 and 2006 are reported in the following table:

	Fresh-Cut Flowers	Citrus	Pac Truck	Total
	(In thousands)

2008
Revenues	$106,919	$5,567	$—	$112,486

Loss before income taxes	$(43,235)	$(1,408)	$—	$(44,643)
Income taxes	16,936	316	—	17,252

Loss from discontinued operations, net of income taxes	$(26,299)	$(1,092)	$—	$(27,391)

Gain on disposal of discontinued operations, net of income taxes of $4.3 million	$—	$3,315	$—	$3,315

2007
Revenues	$110,153	$13,586	$—	$123,739

Income (loss) before income taxes	$(19,146)	$733	$—	$(18,413)
Income taxes	2,994	(300)	—	2,694

Income (loss) from discontinued operations, net of income taxes	$(16,152)	$433	$—	$(15,719)

2006
Revenues	$160,074	$20,527	$47,851	$228,452

	Fresh-Cut Flowers	Citrus	Pac Truck	Total
	(In thousands)

Income (loss) before income taxes	$(57,001)	$3,767	$397	$(52,837)
Income taxes	4,379	(1,765)	(163)	2,451

Income (loss) from discontinued operations, net of income taxes	$(52,622)	$2,002	$234	$(50,386)

Gain on disposal of discontinued operations, net of income taxes of $2 million	$—	$—	$2,814	$2,814

Fresh-cut flowers loss before income taxes in 2008 increased to $43.2 compared to a loss of $19.1 million in 2007. The change was due primarily to a $17 million impairment charge on long-lived assets related to the flowers transaction, of which the first phase closed during the first quarter of 2009. Product costs also increased as a result of unfavorable foreign currency exchange rates in Colombia, where the product is sourced. In addition, there were foreign currency hedge losses in 2008 of $0.3 million compared to foreign currency hedge gains of $6 million in 2007. These factors were partially offset by gains generated from the sale of the Miami headquarters building and a farm in Mexico as well as lower distribution costs due to changes in the customer base. If foreign currency exchange rates, in Colombia, during 2008 had remained unchanged from those experienced in 2007, we estimate that our fresh-cut flowers loss before taxes would have been lower by approximately $4 million, excluding the impacts of hedging.

Fresh-cut flowers loss before income taxes in 2007 improved to a loss of $19.1 million from a loss of $57 million in 2006. The lower loss is primarily due to the absence of restructuring-related and asset impairment charges recorded in 2006 of $29 million. Lower shipping expenses, due in part to the renegotiation of an airfreight contract, also contributed to the improvement of the loss. These improvements were partially offset by higher product costs resulting from damage to roses in Colombia caused by adverse weather conditions. If foreign currency exchange rates, in Colombia, during 2007 had remained unchanged from those experienced in 2006, we estimate that our fresh-cut flowers loss before taxes would have been lower by approximately $7 million, excluding the impacts of hedging. Fresh-cut flowers also benefited from foreign currency hedge gains of $4 million and $2 million related to the early settlement of the Colombian peso hedges.

Liquidity and Capital Resources

Overview

As of June 20, 2009, Dole had a cash balance of $107.9 million and an ABL revolver borrowing base of $320 million. After taking into account approximately $76.4 million of outstanding letters of credit issued under the ABL revolver, Dole had approximately $243.6 million available for borrowings as of June 20, 2009. The ABL revolver is secured by and is subject to a borrowing base consisting of up to 85% of eligible accounts receivable plus a predetermined percentage of eligible inventory, as defined in the credit facility.

Amounts outstanding under the term loan facilities were $828.3 million at June 20, 2009. In addition, Dole had approximately $97 million of letters of credit and bank guarantees outstanding under its $100 million pre-funded letter of credit facility at June 20, 2009.

In addition to amounts available under the revolving credit facility, as of January 3, 2009 our subsidiaries had uncommitted lines of credit of approximately $142.9 million at various local banks, of which $85.3 million was available. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of our uncommitted lines of credit expire in 2009 while others do not have a commitment expiration date. These arrangements may be cancelled at any time by us or the banks. Our ability to utilize these lines of credit may be impacted by the terms of its senior secured credit facilities and bond indentures.

During the second quarter of 2009, we reclassified to current liabilities its $400 million 7.25% notes due June 2010, or the 2010 Notes. During the second quarter of 2009, our Board of Directors authorized the repurchase of up to $95 million of the 2010 Notes. We subsequently repurchased $17 million and $20 million of the 2010 Notes during the second and third quarters of 2009, respectively.

We believe that available borrowings under our revolving credit facility and subsidiaries’ uncommitted lines of credit, together with our existing cash balances, future cash flow from operations, planned asset sales and access to capital markets will enable us to meet our working capital, capital expenditure, debt maturity and other commitments and funding requirements. Management’s plan is dependent upon the occurrence of future events which will be impacted by a number of factors including the availability of refinancing, the general economic environment in which we operate, our ability to generate cash flows from our operations, and our ability to attract buyers for assets being marketed for sale. Factors impacting our cash flow from operations include such items as commodity prices, interest rates and foreign currency exchange rates, among other things.

Cash Flows from Operating Activities

For the half year ended June 20, 2009, cash flows provided by operating activities were $209.3 million compared to cash flows used in operating activities of $2.6 million for the half year ended June 14, 2008. Cash flows provided by operating activities increased $211.9 million primarily due to higher operating income and better working capital management. Cash from operating activities improved due to better collections of receivables and lower levels of crop inventory. These improvements were partially offset by lower levels of accounts payable and accrued liabilities due in part to the timing of payments.

Cash flows provided by operating activities were $44.6 million in 2008 compared to cash flows provided by operating activities of $46.3 million in the prior year. The change was primarily due to net income in 2008 compared with a net loss in 2007, lower levels of accounts receivable and a smaller increase in inventory balances offset by lower levels of accounts payable and accrued liabilities. The change in inventories was driven primarily by a reduction of raw material purchases in the packaged foods segment. Lower levels of accounts payable and accrued liabilities were attributable to the timing of payments to suppliers and growers and reduced inventory purchases at year-end. Cash flows provided by operations in 2007 were $46.3 million compared to cash flows provided by operating activities of $15.9 million in 2006. The increase was primarily due to a lower net loss during 2007 and higher levels of accounts payable partially offset by higher levels of accounts receivable and an increase in the investment in inventory. Higher accounts payable was attributable to the timing of payments to suppliers and growers and additional inventory-related purchases. The increase in inventory was driven mainly by a build up in finished goods inventory in the packaged foods segment in anticipation of 2008 sales and the impact of higher product costs. In addition, there were higher crop growing costs in the fresh fruit segment due to the timing of plantings.

Cash Flows from Investing Activities

Cash flows provided by investing activities were $28.3 million for the half year ended June 20, 2009, compared to cash flows used in investing activities of $3.5 million for the half year ended June 14, 2008. The change during 2009 was primarily due to an increase in cash proceeds received on asset sales and lower levels of capital expenditures.

Cash flows provided by investing activities increased to $141.1 million in 2008 from $61.4 million used in investing activities in the prior year. The increase during 2008 was primarily due to $214 million of cash proceeds received from the sale of assets held-for-sale during 2008. Capital expenditures in 2008 were also lower by $21.7 million. Cash flows used in investing activities in 2007 decreased to $61.4 million from $117 million in 2006. The decrease in cash outflow during 2007 was primarily due to $30.5 million of cash proceeds received on the sale of land parcels in central California by two limited liability companies in which the company is a majority owner, $11 million of cash proceeds received on sales of other assets and lower levels of capital expenditures of $18.2 million.

Cash Flows from Financing Activities

Cash flows used in financing activities were $219.7 million for the half year ended June 20, 2009, compared to cash flows used in financing activities of $14.6 million for the half year ended June 14, 2008. As a result of improved earnings and proceeds received from asset sales during the first half of 2009, we repaid $150.5 million under the ABL revolver and repurchased $17 million of the 7.25% senior notes due June 2010, or 2010 Notes. In addition, We repaid all of the outstanding 8.625% senior notes due 2009, or 2009 Notes, and issued 13.875% senior secured notes due March 2014, or 2014 Notes, resulting in a net repayment of $20 million. We also incurred $18 million of debt issuance costs associated with our March 2009 refinancing transaction.

Cash flows used in financing activities increased to $185.5 million in 2008 from $16 million provided by financing activities in the prior year. The increase was primarily due to higher current year debt principal payments, net of borrowings of $172 million versus 2007 net borrowings of $26.5 million. Cash flows provided by financing activities in 2007 decreased to $16 million from $142.8 million in 2006. The decrease was primarily due to lower 2007 borrowings, net of repayments of $26.5 million versus 2006 net borrowings of $339.4 million and the absence of an equity contribution of $28.4 million made by Dole Holding Company, LLC, our immediate parent, during 2006. These items were partially offset by the absence of $163.7 million of dividends paid to DHC during 2006 as well as a net return of capital payment to DHC of $31 million.

Recent Transactions Affecting Liquidity and Capital Resources

2009 Debt Maturity and Debt Issuance.  During the second quarter of 2008, we reclassified to current liabilities our $350 million 8.625% notes due May 2009, or 2009 Notes. We also completed the early redemption of $5 million of the 2009 Notes during the third quarter of 2008.

On February 13, 2009, we commenced a tender offer to purchase for cash any and all of the outstanding 2009 Notes for a purchase price equal to $980 per $1,000 of 2009 Notes validly tendered, with an additional payment of $20 per $1,000 of 2009 Notes tendered early in the process. In connection with the tender offer, we sought consents to certain amendments to the indenture governing the 2009 Notes to eliminate substantially all of the restrictive covenants and certain events of default contained therein. On March 4, 2009, we announced that we had received the required consents necessary to amend the indenture with respect to the 2009 Notes and, accordingly, executed the supplemental indenture effecting such amendments, which became operative on March 18, 2009, when we accepted and paid for the tendered 2009 Notes. The tender offer expired on March 17, 2009.

On March 18, 2009, we completed the sale and issuance of $350 million aggregate principal amount of 13.875% Senior Secured Notes due March 2014, or 2014 Notes, at a discount of $25 million. The 2014 Notes were sold to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, or Securities Act, and to persons outside the United States in compliance with Regulation S under the Securities Act. The sale was exempt from the registration requirements of the Securities Act. Interest on the 2014 Notes will be paid semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The 2014 Notes have the benefit of a lien on certain of our U.S. assets that is junior to the liens of our senior secured credit facilities, and are senior obligations ranking equally with our existing senior debt. We used the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to purchase all of the tendered 2009 Notes and to irrevocably deposit with the trustee of the 2009 Notes funds sufficient to repay the remaining outstanding 2009 Notes, which matured on May 1, 2009.

In connection with these refinancing transactions, we amended our senior secured credit facilities. Such amendments, among other things, (i) permit debt securities secured by a junior lien to be issued to refinance our senior notes due in 2009 and 2010 in an amount up to the greater of (x) $500 million and (y) the amount of debt that would not cause the senior secured leverage ratio to exceed 3.75 to 1.00; (as of March 18, 2009, the amounts in clauses (x) and (y) were approximately equal); (ii) added a new restricted payments basket of up to $50 million to be used to prepay our senior notes due in 2009 and 2010 subject to pro forma compliance with the senior secured credit facilities and $70 million of unused availability under the revolving credit facility; (iii) increased the applicable margin for (x) the term loan facilities to LIBOR plus 5.00% or the base rate plus 4.00% subject to a 50 basis point step down when the priority senior secured leverage ratio is less than or equal to 1.75 to 1.00 and (y) for the revolving credit facility, to a range of LIBOR plus 3.00% to 3.50% or the base rate plus 2.00% to 2.50%; (iv) provide for a LIBOR floor of 3.00% per annum for the term loan facilities; (v) added a first priority secured leverage maintenance covenant to the term loan facilities; and (vi) provide for other technical and clarifying changes. These amendments became effective concurrently with the closing of the 2014 Notes offering.

See Note 8 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this Current Report on Form 8-K for additional details of our outstanding debt.

Other Items

On June 22, 2009, we declared a dividend of $15 million to our parent, DHM Holdings. We paid $7.5 million on June 23, 2009 and $2.5 million on July 20, 2009, and expect to pay the remaining $5.0 million prior to August 31, 2009. As a result of this dividend, we do not at present have the ability to declare future dividends under the terms of our senior notes indentures and senior secured credit facilities.

During the second quarter of 2009, we reclassified to current liabilities $400 million of our 2010 Notes. During the second quarter of 2009, our Board of Directors authorized the repurchase of up to $95 million of the 2010 Notes. We subsequently repurchased $17 million and $20 million of the 2010 Notes during the second and third quarters of 2009, respectively.

On April 30, 2009, we obtained letters of credit to support a bank guarantee issued to the European Commission in connection with their Decision that imposed a fine on us. These letters of credit were issued under the ABL revolver and the pre-funded letter of credit facility.

See Note 8 in the notes to the condensed consolidated financial statements for the second quarter of 2009 included elsewhere in this Current Report on Form 8-K for additional details of our outstanding debt.

Cash Requirements

The following table summarizes the Company’s contractual obligations and commitments at January 3, 2009:

	Payments Due by Period
	Less Than			After
	1 Year	1-2 Years	3-4 Years	4 Years	Total
	(In thousands)

Contractual obligations:
Fixed rate debt	$345,000	$600,000	$155,000	$—	$1,100,000
Variable rate debt	8,785	169,738	812,294	4,039	994,856
Notes payable	48,789	—	—	—	48,789
Capital lease obligations	2,963	5,565	6,114	45,806	60,448
Non-cancelable operating lease commitments	143,054	195,762	110,519	115,034	564,369
Purchase obligations	781,559	877,660	403,283	131,404	2,193,906
Minimum required pension funding	19,422	53,033	56,535	104,955	233,945
Postretirement benefit payments	4,271	8,293	7,910	18,457	38,931
Interest payments on fixed and variable rate debt	107,388	134,986	62,585	22,190	327,149

Total contractual cash obligations	$1,461,231	$2,045,037	$1,614,240	$441,885	$5,562,393

Long-Term Debt

Details of amounts included in long-term debt can be found in Note 12 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this Current Report on Form 8-K. The table assumes that long-term debt is held to maturity. The variable rate maturities include amounts payable under our senior secured credit facilities. During the half year ended June 20, 2009, we completed the sale and issuance of $350 million of 13.875% senior notes due March 2014 and repaid our 2009 Notes. We also modified our term loan facilities in connection with the issuance of the 13.875% senior notes. The amounts included in the table above do not reflect the impact of these transactions on our contractual obligations including interest payments.

Capital Lease Obligations

Our capital lease obligations include $58.5 million related to two vessel leases. The obligations under these leases, which continue through 2024, are denominated in British pound sterling. The lease obligations are presented in U.S. dollars at the exchange rate in effect on January 3, 2009 and therefore will continue to fluctuate based on changes in the exchange rate.

Operating Lease Commitments

We have obligations under cancelable and non-cancelable operating leases, primarily for land, machinery and equipment, vessels and containers and office and warehouse facilities. The leased assets are used in our operations where leasing offers advantages of operating flexibility and is less expensive than alternate types of funding. A significant portion of our operating lease payments are fixed. Lease payments are charged to operations, primarily through cost of products sold. Total rental expense, including rent related to cancelable and non-cancelable leases, was $204.2 million, $169.2 million and $153 million (net of sublease income of $17.1 million, $16.6 million and $16.4 million) for 2008, 2007 and 2006, respectively.

We modified the terms of our corporate aircraft lease agreement during 2007. The modification primarily extended the lease period from 2010 to 2018. Our corporate aircraft lease agreement includes a residual value guarantee of up to $4.8 million at the termination of the lease in 2018. We do not currently anticipate any future payments related to this residual value guarantee.

Purchase Obligations

In order to secure sufficient product to meet demand and to supplement our own production, we enter into non-cancelable agreements with independent growers, primarily in Latin America and North America, to purchase substantially all of their production subject to market demand and product quality. Prices under these agreements are generally tied to prevailing market rates and contract terms range from one to ten years. Total purchases under these agreements were $658.8 million, $564.5 million and $474.5 million for 2008, 2007 and 2006, respectively.

In order to ensure a steady supply of packing supplies and to maximize volume incentive rebates, we enter into contracts for the purchase of packing supplies; some of these contracts run through 2010. Prices under these agreements are generally tied to prevailing market rates. Purchases under these contracts for 2008, 2007 and 2006 were approximately $292.6 million, $272.7 million and $207.6 million, respectively.

Interest payments on fixed and variable rate debt

Commitments for interest expense on debt, including capital lease obligations, were determined based on anticipated annual average debt balances, after factoring in mandatory debt repayments. Interest expense on variable-rate debt has been based on the prevailing interest rates at January 3, 2009. For the secured term loan facilities, interest payments reflect the impact of both the interest rate swap and cross currency swap. No interest payments were calculated on the notes payable due to the short term nature of these instruments. The unsecured notes and debentures as well as the secured term loans and revolving credit facility mature at various times between 2009 and 2013.

Other Obligations and Commitments

We have obligations with respect to our pension and OPRB plans. During 2008, we did not make any contributions to our qualified U.S. pension plan. Under the minimum funding requirements of the Pension Protection Act of 2006, no contribution was required for fiscal 2008. We expect to contribute $8 million to our U.S. qualified plan in 2009, which is the estimated minimum funding requirement calculated under the Pension Protection Act of 2006. We also have nonqualified U.S. and international pension and OPRB plans. During 2008, we made payments of $25.4 million related to these pension and OPRB plans. We expect to make payments related to our other U.S. and foreign pension and OPRB plans of $15.7 million in 2009. The table includes pension and other postretirement payments through 2018. See Note 13 to the consolidated financial statements for the year ended January 3, 2009 included in this Current Report on Form 8-K.

We have numerous collective bargaining agreements with various unions covering approximately 35% of our hourly full-time and seasonal employees. Of the unionized employees, 35% are covered under a collective bargaining agreement that will expire within one year and the remaining 65% are covered under collective bargaining agreements expiring beyond the upcoming year. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on our financial condition or results of operations.

We had approximately $143 million of total gross unrecognized tax benefits, including interest that is not included in the table above, based on Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, or FIN 48. The timing of any payments which could result from these unrecognized tax benefits will depend on a number of factors, and accordingly the amount and timing of any future payments cannot be reasonably estimated. We do not expect a significant tax payment related to these benefits within the next year. See Note 7 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this Current Report on Form 8-K for additional information regarding income taxes.

Guarantees, Contingencies and Debt Covenants

We are a guarantor of indebtedness of some of our key fruit suppliers and other entities integral to our operations. At June 20, 2009, guarantees of $1.8 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply us with product. We have not historically experienced any significant losses associated with these guarantees.

We issue letters of credit and bank guarantees through our ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. We also provide insurance company issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of June 20, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $205.7 million, of which $97 million were issued under our pre-funded letter of credit facility.

We also provide various guarantees, mostly to foreign banks, in the course of our normal business operations to support the borrowings, leases and other obligations of our subsidiaries. We guaranteed $213.2 million of our subsidiaries’ obligations to their suppliers and other third parties as of June 20, 2009.

We have change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment following a change of control (as defined) of the Company.

As disclosed in Note 11 in the notes to the consolidated financial statements for the quarter and half year ended June 20, 2009 included in this Current Report on Form 8-K, we are subject to legal actions, most notably related to our prior use of the agricultural chemical dibromochloropropane, or DBCP. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on our business, financial condition or results of operations.

Provisions under our senior secured credit facilities and the indentures to the senior notes and debentures require us to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends, some of which are discussed in further detail below. We could borrow approximately an additional $320 million at January 3, 2009 and remain within these covenants; this figure represents the unused capacity under our revolving credit facility plus the unused portion of the exception baskets pursuant to the indebtedness covenant under our senior secured credit facilities.

Our senior secured revolving credit facility contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the revolving credit facility were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. In the event that such availability were to fall below $35 million for such eight consecutive business day period, the “springing covenant” would require that our fixed charge coverage ratio, defined as (x) consolidated EBITDA for the four consecutive fiscal quarters then ending divided by (y) consolidated fixed charges for such four fiscal quarter period, equal or exceed 1.00:1.00. We expect such fixed charge coverage ratio to continue to be in excess of 1.00:1.00. At June 20, 2009, we were in compliance with all applicable covenants contained in the indentures and senior secured credit facilities.

Effective concurrently with the closing of our 2014 Notes offering, we amended our senior secured credit facilities to, among other things, permit us to issue a certain amount of junior lien notes. The amendment to the term loan facilities impose a first priority secured leverage maintenance covenant on us, which we expect to continue to be able to satisfy. This requires us to keep our first priority senior secured leverage ratio at or below: 3.25 to 1.00 as of the last day of the fiscal quarters ending March 28, 2009 through October 10, 2009; 3.00 to 1.00 as of the last day of the fiscal quarters ending January 2, 2010 through March 26, 2011; 2.75 to 1.00 as of the last day of the fiscal quarters ending June 18, 2011 through March 24, 2012; and 2.50 to 1.00 as of the last day of the fiscal quarters ending June 16, 2012 through March 23, 2013. The first priority senior secured leverage ratio, for each such date, is the ratio of our Consolidated First Priority Secured Debt to our Consolidated EBITDA (as such terms are defined in the amended senior secured term credit facility) for the four consecutive fiscal quarter period most recently ended on or prior to such date. At June 20, 2009, the first priority senior secured leverage ratio was less than 2.25 to 1.00.

Pursuant to the indenture governing our 2014 Notes, we cannot incur indebtedness, other than “Permitted Indebtedness” (as defined in the indenture), unless, before and after giving effect to the proposed indebtedness, our consolidated fixed charge coverage ratio exceeds 2.0:1.0. As of June 20, 2009, that ratio was approximately 2.45 to 1.00. Pursuant to our senior secured credit facilities, we cannot incur indebtedness, other than “Permitted Indebtedness” (as defined in the credit facilities), unless, before and after giving effect to the proposed indebtedness, the total leverage ratio at such time does not exceed 5.50:1.00 (as of June 20, 2009, it was approximately 4.5:1.0, excluding the effect of our discontinued, and now sold, fresh-cut flowers business); (ii) the Senior Secured Leverage Ratio at such time does not exceed 3.00:1.00 (as of June 20, 2009, it was less than 3.00:1.00).

Pursuant to the indenture governing our 2014 Notes, we also cannot pay a dividend (other than a stock dividend payable in qualified capital stock) if there is a continuing default or event of default, if our consolidated fixed charge coverage ratio would be less than or equal to 2.0:1.0 (as of June 20, 2009, that ratio exceeded 2.45:1.00), or if the sum of all dividends paid after March 18, 2009 would exceed the sum of: $15 million; plus (after our 2010 Notes are no longer outstanding, and only if our consolidated leverage ratio would be less than or equal to 4.00:1.00 (at June 20, 2009, that ratio was approximately 4.50:1.0)) 50% of our cumulative consolidated net income (or, if negative, 100% of such loss) beginning March 29, 2009; plus 100% of the value of any contribution to capital received or proceeds from the issuance of qualified capital stock (or, from the sale of warrants, options, or other rights to acquire the same); plus 100% of the net cash proceeds of any equity contribution received from a holder of our capital stock; plus the aggregate amount returned in cash on or with respect to investments (other than “Permitted Investments,” as defined in the indenture) made after March 18, 2009; plus the value we receive from the disposition of all or any portion of such investments; plus the fair market value of any unrestricted subsidiary that is redesignated as a restricted subsidiary. We currently expect that as a result of these provisions the amount of dividends that we will be able to pay from March 18, 2009 through the end of 2009 will be limited to no more than $15 million. As of August 4, 2009, we had paid aggregate dividends of $10 million since March 18, 2009.

With respect to limitations on asset sales, we are permitted by our senior secured credit facilities and our note and debenture indentures to sell up to $150 million of any of our assets in any fiscal year, and we are permitted to sell an unlimited amount of additional assets that are not material to the operations of Dole Food Company, Inc. and its subsidiaries, so long as we comply, on a pro forma basis, with the first priority senior secured leverage ratio test set forth in the preceding paragraph, as of the last day of the most recently completed four fiscal quarter test period for which financial statements are available. In general, 75% of any asset sale proceeds must be in the form of cash, cash equivalents or replacement assets, and the proceeds must be reinvested in the business within 12 months (pending which they may be used to repay revolving debt), in the case of asset sales of up to $100 million per year, or used to permanently pay down term debt or revolving debt under our senior secured credit facilities.

A breach of a covenant or other provision in a debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or other debt instrument, the lenders or holders of such other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current indebtedness were to accelerate the payment of the indebtedness, we cannot give assurance that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, in which event we likely would seek reorganization or protection under bankruptcy or other, similar laws.

Our 7.25% senior notes are due on June 15, 2010, or 2010 Notes. At present, $363 million in principal amount of these senior notes are outstanding. If we are not able to pay off or refinance the 2010 Notes, and some or all of the 2010 Notes remain outstanding after their maturity date, an event of default would occur under the indenture governing the 2010 Notes. If such an event of default were to occur, it would constitute an event of default under the cross-default provisions of our other senior notes and debentures indentures and of our senior secured credit facilities, in which event the indenture trustee or holders of at least 25% of the senior notes or debentures of any series, or lenders representing more than 50% of our senior secured term credit facility or more than 50% of our senior secured revolving debt facility could give notice of acceleration with respect to such series or facility, as appropriate, in which event we likely would seek reorganization or protection under bankruptcy or other, similar laws.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements included elsewhere in this Current Report on Form 8-K requires management to make estimates and assumptions that affect reported amounts. These estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and on other factors that management believes are reasonable. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies.

We believe that the following represent the areas where more critical estimates and assumptions are used in the preparation of our consolidated financial statements. Refer to Note 2 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this Current Report on Form 8-K for a summary of the Company’s significant accounting policies.

Application of Purchase Accounting

Our acquisitions require the application of purchase accounting in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations. This results in tangible and identifiable intangible assets and liabilities of the acquired entity being recorded at fair value. The difference between the purchase price and the fair value of net assets acquired is recorded as goodwill.

In determining the fair values of assets and liabilities acquired in a business combination, we use a variety of valuation methods including present value, depreciated replacement cost, market values (where available) and selling prices less costs to dispose. Valuations are performed by either independent valuation specialists or by our management, where appropriate.

Assumptions must often be made in determining fair values, particularly where observable market values do not exist. Assumptions may include discount rates, growth rates, cost of capital, royalty rates, tax rates and remaining useful lives. These assumptions can have a significant impact on the value of identifiable assets and accordingly can impact the value of goodwill recorded. Different assumptions could result in materially different values being attributed to assets and liabilities. Since these values impact the amount of annual depreciation and amortization expense, different assumptions could also significantly impact our statement of operations and could impact the results of future impairment reviews.

Grower Advances

We make advances to third-party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. We monitor these receivables on a regular basis and record an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. These estimates require significant judgment because of the inherent risks and uncertainties underlying the growers’ ability to repay these advances. These factors include weather-related phenomena, government-mandated fruit prices, market responses to industry volume pressures, grower competition, fluctuations in local interest rates, economic crises, security risks in developing countries, political instability, outbreak of plant disease, inconsistent or poor farming practices of growers, and foreign currency fluctuations. The aggregate amounts of grower advances made during fiscal years 2008, 2007 and 2006 were approximately $170.7 million, $172.4 million and $156.5 million, respectively. Net grower advances receivable were $49.5 million and $51.8 million at January 3, 2009 and December 29, 2007, respectively.

Long-Lived Assets

Our long-lived assets consist of property, plant and equipment and amortized intangibles and goodwill and indefinite-lived intangible assets.

Property, Plant and Equipment and Amortized Intangibles:  We depreciate property, plant and equipment and amortize intangibles principally by the straight-line method over the estimated useful lives of these assets. Estimates of useful lives are based on the nature of the underlying assets as well as our experience with similar assets and intended use. Estimates of useful lives can differ from actual useful lives due to the inherent uncertainty in making these estimates. This is particularly true for our significant long-lived assets such as land improvements, buildings, farming machinery and equipment, vessels and containers and customer relationships. Factors such as the conditions in which the assets are used, availability of capital to replace assets, frequency of maintenance, changes in farming techniques and changes to customer relationships can influence the useful lives of these assets. See Notes 10 and 11 of the consolidated financial statements included elsewhere in this Current Report on Form 8-K for a summary of useful lives by major asset category and for further details on our intangible assets, respectively. We incurred depreciation expense from continuing operations of approximately $133.4 million, $146.9 million and $139 million in fiscal 2008, 2007 and 2006, respectively, and amortization expense of approximately $4.3 million, $4.5 million and $4.5 million in fiscal 2008, 2007 and 2006.

We review property, plant and equipment and amortizable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated total undiscounted future cash flows directly associated with the asset is compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to the discounted expected future cash flows expected to result from the use of the asset and its eventual disposition or comparable market values, depending on the nature of the asset. Changes in commodity pricing, weather-related phenomena and other market conditions are events that have historically caused us to assess the carrying amount of its long-lived assets.

Goodwill and Indefinite-Lived Intangible Assets:  Our indefinite-lived intangible assets consist of the DOLE® brand trade name, with a carrying value of $689.6 million. In determining whether intangible assets have indefinite lives, we consider the expected use of the asset, legal or contractual provisions that may limit the life of the asset, length of time the intangible has been in existence, as well as competitive, industry and economic factors. The determination as to whether an intangible asset is indefinite-lived or amortizable could have a significant impact on our statement of operations in the form of amortization expense and potential future impairment charges.

Goodwill and indefinite-lived intangible assets are tested for impairment annually and whenever events or circumstances indicate that an impairment may have occurred. Indefinite-lived intangibles are tested for impairment by comparing the fair value of the asset to the carrying value.

Goodwill is tested for impairment by comparing the fair value of a reporting unit with its net book value including goodwill. Fair values of reporting units are determined based on discounted cash flows, market multiples or appraised values, as appropriate, which requires making estimates and assumptions including pricing and volumes, industry growth rates, future business plans, profitability, tax rates and discount rates. If the fair value of the reporting unit exceeds its carrying amount, then goodwill of that reporting unit is not considered to be impaired. If the carrying amount of the reporting unit exceeds its fair value, then the implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. An impairment loss is recognized if the implied fair value of goodwill is less than its carrying amount. Changes to assumptions and estimates can significantly impact the fair values determined for reporting units and the implied value of goodwill, and consequently can impact whether or not an impairment charge is recognized, and if recognized, the size thereof. Management believes that the assumptions used in our annual impairment review are appropriate.

Income Taxes

Deferred income taxes are recognized for the income tax effect of temporary differences between financial statement carrying amounts and the income tax bases of assets and liabilities. Our provision for income taxes is based on domestic and international statutory income tax rates in the jurisdictions in which we operate. We regularly review our deferred income tax assets to determine whether future taxable income will be sufficient to realize the benefits of these assets. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event it is determined that we will not be able to realize our net deferred tax assets in the future, we will reduce such amounts through a charge to income in the period such determination is made. Conversely, if it is determined that we will be able to realize deferred tax assets in excess of the carrying amounts, we will decrease the recorded valuation allowance through a credit to income in the period that such determination is made.

At January 3, 2009, our estimates of future taxable income to recover its existing U.S. federal deferred tax assets totaling approximately $114 million are principally related to the realization of income on appreciated non-core assets, including income to be generated from the reversal of the related existing taxable temporary differences upon the sale of such assets. Although we currently believe we will be able to sell such assets in amounts sufficient to realize our U.S. federal deferred tax assets, the ultimate sale prices for such assets are dependent on future market conditions and may vary from those currently expected by us. If we are unable to sell such assets at the amounts currently anticipated, additional valuation allowances would be necessary which would result in the recognition of additional income tax expense in our consolidated statements of operations.

Significant judgment is required in determining income tax provisions under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and in evaluating tax positions. We establish additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by FIN 48, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, we and our subsidiaries are examined by various federal, state and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

Refer to Note 7 of the consolidated financial statements for the year ended January 3, 2009 included in this Current Report on Form 8-K for additional information about the Company’s income taxes.

Pension and Other Postretirement Benefits

We have qualified and nonqualified defined benefit pension plans covering some of our full-time employees. Benefits under these plans are generally based on each employee’s eligible compensation and years of service, except for hourly plans, which are based on negotiated benefits. In addition to pension plans, we have other postretirement benefit, or OPRB, plans that provide health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age. Pension and OPRB costs and obligations are calculated based on actuarial assumptions including discount rates, health care cost trend rates, compensation increases, expected return on plan assets, mortality rates and other factors.

Pension obligations and expenses are most sensitive to the expected return on pension plan assets and discount rate assumptions. OPRB obligations and expenses are most sensitive to discount rate assumptions and health care cost trend rates. We determine the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years for the asset classes in which the plan’s assets are invested. In the absence of a change in our asset allocation or investment philosophy, this estimate is not expected to vary significantly from year to year. Our 2008 and 2007 pension expense was determined using an expected rate of return on U.S. plan assets of 8%. At January 3, 2009, our U.S. pension plan investment portfolio was invested approximately 45% in equity securities, 53% in fixed income securities and 2% in private equity and venture capital funds. A 25 basis point change in the expected rate of return on pension plan assets would impact annual pension expense by $0.5 million.

Our U.S. pension plan’s discount rate of 6.75% in 2008 and 6.25% in 2007 was determined based on a hypothetical portfolio of high-quality, non-callable, zero-coupon bond indices with maturities that approximate the duration of the liabilities in the Company’s pension plans. A 25 basis point decrease in the assumed discount rate would increase the projected benefit obligation by $5.8 million and increase the annual expense by $0.2 million.

Our foreign pension plans’ weighted average discount rate was 8.3% and 7.52% for 2008 and 2007, respectively. A 25 basis point decrease in the assumed discount rate of the foreign plans would increase the projected benefit obligation by approximately $3.5 million and increase the annual expense by approximately $0.5 million.

While management believes that the assumptions used are appropriate, actual results may differ materially from these assumptions. These differences may impact the amount of pension and OPRB and future expense. Refer to Note 13 of the consolidated financial statements for the year ended January 3, 2009 included in this Current Report on Form 8-K for additional details of our pension and OPRB plans.

Litigation

We are involved from time to time in claims and legal actions incidental to our operations, both as plaintiff and defendant. We have established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. Changes in accruals are part of the ordinary, recurring course of business, in which management, after consultation with legal counsel, is required to make estimates of various amounts for business planning purposes, as well as for accounting and SEC reporting purposes. These changes are reflected in the reported earnings each quarter. The litigation accruals at any time reflect updated assessments of the then existing pool of claims and legal actions. Actual litigation settlements could differ materially from these accruals.

Recently Adopted and Recently Issued Accounting Pronouncements

See Note 2 in the notes to the condensed consolidated financial statements for the second quarter of 2009 included elsewhere in this Current Report on Form 8-K for information regarding our adoption of new accounting pronouncements and recently issued accounting pronouncements as of June 20, 2009.

See Note 2 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this Current Report on Form 8-K for information regarding our adoption of new accounting pronouncements and recently issued accounting pronouncements as of January 3, 2009.

Other Matters

European Union Banana Import Regime

On January 1, 2006, the European Union, or EU, implemented a “tariff only” import regime for bananas. The 2001 Understanding on Bananas between the European Communities and the United States required the EU to implement a tariff only banana import system by this date.

Banana imports from Latin America are currently subject to a tariff of 176 euro per metric ton for entry into the EU market. Under the EU’s previous banana regime, banana imports from Latin America were subject to a tariff of 75 euro per metric ton and were also subject to import license requirements and volume quotas. License requirements and volume quotas had the effect of limiting access to the EU banana market.

Although all Latin bananas are subject to a tariff of 176 euro per metric ton under the “tariff only” regime, the EU had allowed up to 775,000 metric tons of bananas from African, Caribbean, and Pacific, or ACP, countries to be imported annually into the EU duty-free. This preferential treatment of a zero tariff on up to 775,000 metric tons of ACP banana imports, as well as the 176 euro per metric ton tariff applied to Latin banana imports, was challenged by Panama, Honduras, Nicaragua, and Colombia in consultation proceedings at the World Trade Organization, or WTO. In addition, both Ecuador and the United States formally requested the WTO Dispute Settlement Body, or DSB, to appoint panels to review the matter.

The DSB issued final and definitive written rulings in favor of Ecuador and the United States on November 27, 2008, concluding that the 176 euro per metric ton tariff is inconsistent with WTO trade rules. The DSB also considered that the prior duty-free tariff reserved for ACP countries was inconsistent with WTO trade rules but also recognized that, with the current entry into force of Economic Partnership Agreements between the EU and ACP countries, ACP bananas now may have duty-free, quota-free access to the EU market.

We expect that the current tariff applied to Latin banana imports will be lowered in order that the EU may comply with these DSB rulings and with the WTO trade rules. The DSB rulings did not indicate the amount the EU banana tariff should be lowered, and we encourage a timely resolution through negotiations among the EU, the U.S., and the Latin banana producing countries. Press reports indicate that the EU desires to reach resolution on the tariff by the end of August 2009; however the Latin banana producing countries and the EU have not yet agreed on the amount or specific timetable for any proposed resolution. Without such specifics, we cannot yet determine what potential effects this outcome will have for us. Notwithstanding, we strongly support the continued efforts to resolve this dispute and believe that the EU banana tariff, once lowered, will be a favorable result for us.

Derivative Instruments and Hedging Activities

We use derivative instruments to hedge against fluctuations in interest rates, foreign currency exchange rate movements and bunker fuel prices. We do not utilize derivatives for trading or other speculative purposes.

Through the first quarter of 2007, all of our derivative instruments, with the exception of the cross currency swap, were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, or FAS 133. However, during the second quarter of 2007, we elected to discontinue our designation of both our foreign currency and bunker fuel hedges as cash flow hedges under FAS 133. The interest rate swap continues to be accounted for as a cash flow hedge under FAS 133. As a result, all changes in the fair value of our derivative financial instruments from the time of discontinuation of hedge accounting are reflected in our consolidated statements of operations.

Unrealized gains (losses) on our foreign currency and bunker fuel hedges and the cross currency swap by reporting segment were as follows:

	Quarter Ended
	June 20, 2009				June 14, 2008
	Foreign	Bunker	Cross		Foreign	Bunker	Cross
	Currency	Fuel	Currency		Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$(2,357)	$3,101	$—	$744	$14,192	$3,613	$—	$17,805
Packaged foods	346	—	—	346	(7,224)	—	—	(7,224)
Corporate	—	—	(24,419)	(24,419)	—	—	19,001	19,001

	$(2,011)	$3,101	$(24,419)	$(23,329)	$6,968	$3,613	$19,001	$29,582

	Half Year Ended
	June 20, 2009				June 14, 2008
	Foreign	Bunker	Cross		Foreign	Bunker	Cross
	Currency	Fuel	Currency		Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$6,993	$6,342	$—	$13,335	$4,237	$4,051	$—	$8,288
Packaged foods	498	—	—	498	(1,062)	—	—	(1,062)
Corporate	—	—	(6,703)	(6,703)	—	—	(13,353)	(13,353)

	$7,491	$6,342	$(6,703)	$7,130	$3,175	$4,051	$(13,353)	$(6,127)

Annual Information

	Year Ended January 3, 2009
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$4,074	$(4,325)	$—	$(251)
Packaged foods	1,928	—	—	1,928
Corporate	—	—	(50,411)	(50,411)

	$6,002	$(4,325)	$(50,411)	$(48,734)

	Year Ended December 29, 2007
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$(9,253)	$749	$—	$(8,504)
Packaged foods	(2,812)	—	—	(2,812)
Corporate	—	—	(10,741)	(10,741)

	$(12,065)	$749	$(10,741)	$(22,057)

	Year Ended December 30, 2006
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$—	$(1,088)	$—	$(1,088)
Packaged foods	—	—	—	—
Corporate	—	—	20,664	20,664

	$—	$(1,088)	$20,664	$19,576

For information regarding our derivative instruments and hedging activities, refer to Note 13 in the notes to the consolidated financial statements for the quarter and half year ended June 20, 2009 included in this Current Report on Form 8-K.

For information regarding our derivative instruments and hedging activities, refer to Note 17 in the notes to the consolidated financial statements for the year ended January 3, 2009 included in this Current Report on Form 8-K.

Supplemental Financial Information

The following financial information has been presented, as management believes that it is useful information to some readers of our consolidated financial statements:

	June 20,	January 3,	December 29,
	2009	2009	2007
	(In thousands)

Balance Sheet Data:
Total working capital (current assets less current liabilities)	$491,731	$531,047	$693,782
Total assets	$4,223,840	$4,364,619	$4,642,884
Total debt	$2,011,061	$2,204,093	$2,411,397
Total shareholders’ equity	$555,455	$433,159	$354,886

	Half Year Ended
	June 20,	June 14,
Other Financial Data:	2009	2008
	(In thousands)

Income (loss) from continuing operations	$123,144	$151,638
Interest expense	87,788	84,742
Income taxes	17,011	(60,200)

EBIT	227,943	176,180

Depreciation and amortization from continuing operations	54,822	64,441
Net unrealized (gain) loss on derivative instruments	(7,130)	6,127
Foreign currency exchange (gain) loss on vessel obligations	6,983	(2,075)
Gain on asset sales	(16,793)	(11,643)

Adjusted EBITDA	$265,825	$233,030

Adjusted EBITDA margin	8.0%	6.3%
Capital expenditures from continuing operations	$17,581	$23,847

	Fiscal Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)

Other Financial Data:
Income (loss) from continuing operations	$146,925	$(38,552)	$(38,853)
Interest expense	174,485	194,851	174,715
Income taxes	(48,015)	4,054	22,609

EBIT	273,395	160,353	158,471

Depreciation and amortization from continuing operations	137,660	151,380	143,530
Net unrealized (gain) loss on derivative instruments	48,734	22,057	(19,576)
Foreign currency exchange (gain) loss on vessel obligations	(21,300)	1,414	10,591
Gain on asset sales	(26,976)	—	—

Adjusted EBITDA	$411,513	$335,204	$293,016

Adjusted EBITDA margin	5.4%	4.9%	4.9%
Capital expenditures from continuing operations	$73,899	$104,015	$114,979

EBIT is calculated by adding back interest expense and income taxes to income (loss) from continuing operations. Adjusted EBITDA is calculated by adding depreciation and amortization from continuing operations to EBIT, by adding the net unrealized loss or subtracting the net unrealized gains on certain derivative instruments to EBIT (foreign currency and bunker fuel hedges and the cross currency swap), by adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations to EBIT, and by subtracting the gain on asset sales from EBIT. During the first quarter of 2007, all of the Company’s foreign currency and bunker fuel hedges were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, and these designations were changed during the second quarter of 2007. Beginning in the second quarter of 2007, all unrealized gains and losses related to these instruments have been recorded in the consolidated statement of operations. During 2008, Dole initiated an asset sale program in order reduce the leverage of the Company with proceeds generated from the sale of non-core assets during the 2008 fiscal year and the six months ended June 20, 2009. Gains on asset sales for periods prior to the fiscal year ended January 3, 2009 were not material.

EBIT and Adjusted EBITDA are not calculated or presented in accordance with GAAP and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. Further, EBIT and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. However, we have included EBIT and Adjusted EBITDA herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for us. In addition, EBIT and Adjusted EBITDA are presented because our management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of our Company. Management internally uses EBIT and Adjusted EBITDA for decision making and to evaluate our performance. Adjusted EBITDA margin is defined as the ratio of Adjusted EBITDA to net revenues. We present Adjusted EBITDA margin because management believes that it is a useful performance measure for us. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Current Report on Form 8-K for further information regarding the use of non-GAAP measures.

Financial Market Risks

As a result of our global operating and financing activities, we are exposed to market risks including fluctuations in interest rates, fluctuations in foreign currency exchange rates and changes in commodity pricing. We use derivative instruments to hedge against fluctuations in interest rates, foreign currency exchange rate movements and bunker fuel prices. We do not utilize derivatives for trading or other speculative purposes.

Interest Rate Risk

As a result of our normal borrowing and leasing activities, our operating results are exposed to fluctuations in interest rates. We have short-term and long-term debt with both fixed and variable interest rates. Short-term debt primarily comprises the current portion of long-term debt maturing within twelve months from the balance sheet date. Short-term debt also includes unsecured notes payable to banks and bank lines of credit used to finance working capital requirements. Long-term debt represents publicly held unsecured notes and debentures, as well as amounts outstanding under our senior secured credit facilities.

As of January 3, 2009, we had $1.1 billion of fixed-rate debt and $1.8 million of fixed-rate capital lease obligations and other debt with a combined weighted-average interest rate of 8.2% and a fair value of $820.3 million. We currently estimate that a 100 basis point increase in prevailing market interest rates would decrease the fair value of its fixed-rate debt by approximately $12.3 million.

As of January 3, 2009, we had the following variable-rate arrangements: $986 million of variable-rate debt with a weighted-average interest rate of 3.3% and $58.6 million of variable-rate capital lease obligations with a weighted-average interest rate of 6.6%. Interest expense under the majority of these arrangements is based on the London Interbank Offered Rate, or LIBOR. We currently estimate that a 100 basis point increase in LIBOR would lower pretax income by $10.5 million.

As part of our strategy to manage the level of exposure to fluctuations in interest rates, we entered into an interest rate swap agreement that effectively converted $320 million of variable-rate term loan debt to a fixed-rate basis. The interest rate swap fixed the interest rate at 7.2%. The paying and receiving rates under the interest rate swap were 5.49% and 4.82% as of January 3, 2009. The fair value of the interest rate swap at January 3, 2009 was a liability of $26.5 million.

We also executed a cross currency swap to synthetically convert $320 million of term loan debt into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen interest rate of 3.6%. The fair value of the cross currency swap was a liability of $40.5 million at January 3, 2009.

Foreign Currency Exchange Risk

We have production, processing, distribution and marketing operations worldwide in more than 90 countries. Our international sales are usually transacted in U.S. dollars and major European and Asian currencies. Some of our costs are incurred in currencies different from those received from the sale of products. Results of operations may be affected by fluctuations in currency exchange rates in both sourcing and selling locations.

We have significant sales denominated in Japanese yen as well as European sales denominated primarily in euro and Swedish krona. Product and shipping costs associated with a significant portion of these sales are U.S. dollar-denominated. In 2008, we had approximately $680 million of annual sales denominated in Japanese yen, $1.8 billion of annual sales denominated in euro, and $525 million of annual sales denominated in Swedish krona. If U.S. dollar exchange rates versus the Japanese yen, euro and Swedish krona during 2008 had remained unchanged from 2007, our revenues and operating income would have been lower by approximately $216 million and $70 million, respectively, excluding the impact of hedges. In addition, we currently estimate that a 10% strengthening of the U.S. dollar relative to the Japanese yen, euro and Swedish krona would lower operating income by approximately $76 million, excluding the impact of foreign currency exchange hedges.

We source the majority of our products in foreign locations and accordingly are exposed to changes in exchange rates between the U.S. dollar and currencies in these sourcing locations. Our exposure to exchange rate fluctuations in these sourcing locations is partially mitigated by entering into U.S. dollar denominated contracts for third-party purchased product and most other major supply agreements, including shipping contracts. However, we are still exposed to those costs that are denominated in local currencies. The most significant production currencies to which we have exchange rate risk are the Thai baht, Philippine peso, Chilean peso and South African rand. If U.S. dollar exchange rates versus these currencies during 2008 had remained unchanged from 2007, our operating income would have been higher by approximately $20 million. In addition, we currently estimate that a 10% weakening of the U.S. dollar relative to these currencies would lower operating income by approximately $50 million, excluding the impact of foreign currency exchange hedges.

At January 3, 2009, we had British pound sterling denominated capital lease obligations. The British pound sterling denominated capital lease of $58.5 million is owed by foreign subsidiaries whose functional currency is the U.S. dollar. Fluctuations in the British pound sterling to U.S. dollar exchange rate resulted in gains that were recognized through results of operations. In 2008, we recognized $21.3 million in foreign currency exchange gains related to the British pound sterling denominated capital lease. We currently estimate that the weakening of the value of the U.S. dollar against the British pound sterling by 10% as it relates to the capital lease obligation would lower operating income by approximately $6 million.

Some of our divisions operate in functional currencies other than the U.S. dollar. The net assets of these divisions are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive loss in shareholders’ equity. Such translation resulted in unrealized losses of $15.1 million in 2008. We have historically not attempted to hedge this equity risk.

The ultimate impact of future changes to these and other foreign currency exchange rates on 2009 revenues, operating income, net income, equity and comprehensive income is not determinable at this time.

As part of our risk management strategy, we use derivative instruments to hedge certain foreign currency exchange rate exposures. Our objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. We use foreign currency exchange forward contracts and participating forward contracts to reduce our risk related to anticipated dollar equivalent foreign currency cash flows, specifically forecasted revenue transactions and forecasted operating expenses. Participating forwards are the combination of a put and call option, structured such that there is no premium payment, there is a guaranteed strike price, and we can benefit from positive foreign currency exchange movements on a portion of the notional amount.

At January 3, 2009, our foreign currency hedge portfolio was as follows:

	Gross Notional Value
	Participating			Fair Market Value	Average Strike
	Forwards	Forwards	Total	Assets (Liabilities)	Price
	(In thousands)

Foreign Currency Hedges(Buy/Sell):
U.S. Dollar/Japanese Yen	$147,474	$—	$147,474	$(9,800)	JPY	104
U.S. Dollar/Euro	100,207	—	100,207	5,206	EUR	1.43
Euro/Swedish Krona	—	4,709	4,709	(153)	SEK	11.09
Chilean Peso/U.S. Dollar	—	22,495	22,495	419	CLP	668
Colombian Peso/U.S. Dollar	—	52,262	52,262	(441)	COP	2,294
Philippine Peso/U.S. Dollar	—	39,053	39,053	(846)	PHP	47.5

Total	$247,681	$118,519	$366,200	$(5,615)

For the year ended January 3, 2009, net unrealized gains on our foreign currency hedge portfolio totaled $6.5 million.

We also recorded net realized foreign currency hedging losses of $15.3 million as a component of cost of products sold in the consolidated statement of operations for the year ended January 3, 2009. In addition, during 2008, we settled early our Canadian dollar hedges which were expected to settle during 2009, realizing gains of $4.1 million. This gain was also included as a component of cost of products sold in our consolidated statement of operations.

Commodity Sales Price Risk

Commodity pricing exposures include the potential impacts of weather phenomena and their effect on industry volumes, prices, product quality and costs. We manage our exposure to commodity price risk primarily through our regular operating activities, however, significant commodity price fluctuations, particularly for bananas, pineapples and commodity vegetables could have a material impact on our results of operations.

Commodity Purchase Price Risk

We use a number of commodities in its operations including tinplate in its canned products, plastic resins in our fruit bowls, containerboard in its packaging containers and bunker fuel for its vessels. We are most exposed to market fluctuations in prices of containerboard and fuel. We currently estimate that a 10% increase in the price of containerboard would lower operating income by approximately $17 million and a 10% increase in the price of bunker fuel would lower operating income by approximately $20 million.

We enter into bunker fuel hedges to reduce our risk related to price fluctuations on anticipated bunker fuel purchases. At January 3, 2009, bunker fuel hedges had an aggregate outstanding notional amount of 15,018 metric tons. The fair value of the bunker fuel hedges at January 3, 2009 was a liability of $3.6 million. For the year ended January 3, 2009, we recorded unrealized losses of $4.3 million and realized gains of $0.7 million.

Counterparty Risk

The counterparties to our derivative instruments contracts consist of a number of major international financial institutions. We have established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose us to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. We do not anticipate any such losses.